Budget and Liquidity Assessment September 8, 2010 The Foundation of Strength is Experience. Olympic Tower ¦ 645 Fifth Avenue New York, New York 10022 ¦ Phone: (212) 813-1300 ¦ Fax: (212) 813-0580 ¦ www.cdgco.com

Table of Contents Section I Executive Summary Section II Liquidity Assessment Section III 2010 Budget Review: Housing — Traditional & Major Projects Section IV 2010 Budget Review: Specialty Vehicles Section V Strategic Alternatives Appendix Housing Budget Detail 2

I. Executive Summary

EXECUTIVE SUMMARY Executive Summary — Liquidity All American Group (the “Company” or “AAG”) is currently managing the business with limited liquidity, evidenced by the fact that they are holding checks and limiting check runs due to the backlog of held checks. The Company is managing its payables appropriately considering its limited liquidity. The Company is careful to reserve available cash to cover payroll, insurance and taxes before considering vendor priorities. The Company has a good knowledge of its vendor base allowing them to know where they can manage payables. CDG is reviewing check releases with management. The Company will focus efforts on limiting purchase orders and working down its inventory levels as there may be opportunity to reduce working capital usage. The cash availability outlook is challenging for the next few months. Additional analysis needs to be performed but the Company is hopeful that they can manage through the projected deficits. The situation is fluid due to uncertainty of the timing of cash flows and the risks and opportunities surrounding major cash events. The signing of the Casper College project and the associated deposit has improved the liquidity picture. Management and CDG have attempted to quantify potential risks and opportunities to the cash forecast discussed further in the Liquidity Assessment section, herein. 4

EXECUTIVE SUMMARY Executive Summary — Budget The primary focus of the 10-day analysis has been on the historical and forecasted performance of the Housing Segment. Housing has been running a negative Net Profit from Operations since November 2008 due to significant issues in the housing market (rapidly declining volume, compounded by credit constraints, i.e. bonding collateral and customers inability to secure credit). The Specialty Vehicles Segment has been reviewed, but not to the extent of the Housing Segment. In 2009, Specialty Vehicles generated a slight Net Profit from Operations of approximately $290,000 and is on track to do $2.6 million in Net Profit from Operations in 2010. For purposes of this analysis, Corporate Expenses were not reviewed to the extent of the two operating groups. Similar to actions taken at the in Housing Segment, Corporate spending has been drastically reduced since 2008 when spending levels were $25.2 million. Full year 2010 is projected to be $6.1 million, and the Q4 2010 run rate would be an annualized $5.6 million per year. This represents a 77.6% reduction in corporate spending over 2008. Based on the assumptions in the August 2010 Projections, the Company’s Q4 2010 EBITDA (Net Profit from Operations plus Depreciation) is expected to be positive (approximately $798,000). 5

EXECUTIVE SUMMARY Housing Budget AAG shipped 2,880 boxes during 2008 through its Housing Segment. In 2009, due to deteriorating market conditions, shipments totaled 1,184, nearly a 60% reduction. The Company’s 2010 volume projections are 13% higher than 2009 performance, but remains 46% below 2008 levels. In that time, AAG has cut Fixed Costs in its Housing Segment to 52% of 2008’s spending level. Variable Expenses per box, during the same period, have increased, mainly in the Direct Labor category. Managing four facilities on a drastically reduced volume has contributed to the rise in variable costs. Management is currently evaluating opportunities to improve the utilization of Direct Labor. In 2008, breakeven boxes totaled 2,302 compared to actual shipments of 2,880, generating EBITDA of $6.5 million. EBITDA fell to a negative $6.9 million in 2009. The year-over-year volume decline impacted EBITDA by approximately $19.1 million. Additionally, Variable Expenses increased on a per box basis as proportionate reductions were not able to be achieved on variable cost components, totaling another $5.4 million of additional expense. These were partially offset by the Fixed Cost reductions totaling $11.1 million, 43% over 2008. The Q4 2010 projected breakeven point is 234 boxes with 303 boxes expected to ship. The most significant item in Q4 2010 is the Casper College order. Net Revenue per Box will increase $11,891 per box to $48,176. Casper College Net Revenue is approximately $50,000 per box. The dramatic reduction in breakeven point in Q4 2010 illustrates the impact of a Major Project, such as Casper College. On an annualized basis, this represents a breakeven point of 936 boxes per year, which is 58% lower than 2009’s breakeven point. Using Q2 2010 as a benchmark (the most recent quarter with actual results), Variable Margin improves $8,579 per box, due mainly to the Casper College price at $50,000 per box compared to a range of $25,000 to $35,000 for the Traditional Housing business. In addition to the improved Variable Margin, the Company has reduced an additional $465,693 of Fixed Costs in Q4 2010, an additional 12% reduction over Q2 2010. 6

EXECUTIVE SUMMARY Specialty Vehicles Budget Specialty Vehicles 2010 EBITDA is projected to be $3.1 million with $1.6 million coming in the 2nd half of 2010. The current breakeven volume for Specialty Vehicles is approximately 34 per quarter. Specialty Vehicles expects to sell 86 vehicles per quarter during the second half 2010, which is 47% above its breakeven level. As of 8/27, there are 38 vehicles in production, 65 scheduled to begin production with another 47 at the contractual stage and 46 awarded. These totals represent a backlog of 246 vehicles. Variable Margin per vehicle is 18.4%, or $15,605 per vehicle. Throughout 2010, this has fluctuated from a high in Q1 of 21.9% ($18,998 per vehicle) to a low in Q3 of 17.9% ($15,299 per vehicle). Fixed Costs (less Depreciation) have declined since the high of $684,517 in Q1 2010, and are expected to run approximately $539,000 per quarter for the remainder of the year. Based on the backlog and the consistency of its cost structure, Specialty Vehicles should be able to achieve its forecast. Currently, very little overhead is allocated from Corporate to Specialty Vehicles. This should be reviewed, as the business has grown substantially since 2008. The Specialty Vehicles business’ cash cycle is approximately 6 weeks. Using a Variable Cost of Material of $69,873 per vehicle, Working Capital could be $3.0 million at any one time to service 90 vehicles per quarter. Currently, the company estimates $4.1 million is invested in Working Capital, thus presenting an opportunity for reductions. As business continues to grow, focus should be placed on reducing cash cycle in order to improve return and liquidity. 7

EXECUTIVE SUMMARY Conclusion The improvement projected in Q4 2010 is illustrative of the benefit of Major Projects on the overall performance of the Company. Based on the impact of the Casper College order and the Fixed Cost reductions taken over the previous two years, which continue, the Housing Segment should generate positive EBITDA of $996,545 for the fourth quarter. Additionally, the Vehicle Segment has been growing and should generate a positive Q4 EBITDA of $877,874. Consolidated, with Corporate Expenses, the two operations should turn a positive EBITDA of approximately $798,000 in Q4 2010. Management and CDG are performing additional analysis on the per box information as it relates to the type of jobs that go through the plants and their impact on per box costs. In-Court and Out-of-Court Strategic Alternatives that need to be considered by the Board are further discussed in Section V of this report. 8

II. Liquidity Assessment

LIQUIDITY ASSESSMENT Liquidity Overview As of the week ending 8/27, All American Group had a bank balance of $1.7 million and book balance of $745,000. Over the 26 week period ending 1/28/11, the Company is forecasting a total cash burn of $3.2 million. The two lowest bank balances in the 26 week period occur on 10/22 ($844,000) and 1/28 ($921,978). The Company is focused on the projected 10/22 cash deficit, as more opportunities to increase available cash exist after that trough. — Intraweek cash balances are generally lower than week ending balances, often due to projected large ARBOC payments received on Fridays. o Historically, since January 2010, the intraweek differences have been as low as $3.0 million and are typically around $0.5 million each week. o In the September Daily Forecast, the average intraweek difference is $780,000 and the largest difference is $1.3 million for the month. o Therefore, the bank balance low-point in October could be between ($1.6 million) to ($2.1 million): ($0.8) + ($0.8) to ($0.8) + ($1.3). — In addition, the Company had held checks of $1.4 million and did not cut checks totaling $0.9 on 8/27. Additional analysis is required to determine if additional payables management is possible. The Company plans to address the forecasted cash shortfall by employing the following strategies: — Monitor the potential cash risks and opportunities that would impact the eventual size of the cash shortfall (see Near-Term Cash Events on pages 21-27). — Manage accounts payable. This strategy involves getting vendors current in September and then managing payments to get through the cash availability troughs. The Company might hold some non-critical vendor payments checks through the cash deficit periods. The Company also may consider delaying the Textron payments. — The Company is focusing on managing raw material inventory. Limiting the purchase orders now will reduce the payables a month from now. — Approach H.I.G. to provide access to a portion of the line of credit if these other strategies will not provide the appropriate level of relief. 10

LIQUIDITY ASSESSMENT Liquidity Overview The graph to the right compares the forecasted month-end unrestricted cash balances in the Budget to the weekly cash balances in the 26-Week Cash Flow forecast as of 8/27. — The cash deficits in the Budget are greater than the cash deficits projected in the 26 week cash flow forecast. — The beginning balances are equal, however, large gaps exist for September, October and November month ends. The cash balance variances can largely be explained by: — A timing difference between month-ending and week-ending balance, which can be sizeable based on intraweek cash swings (as detailed on the previous page). — More updated assumptions included in the cash flow forecast, which were prepared three weeks after the Budget. Specifically, the cash flow forecast reflects: o The Casper College cash deposit forecasted to be received in mid-September which was not included in the Budget. o An increase in expected total units sold for the month of September in excess of the assumptions in the Budget. o Differing collection assumptions related to ARBOC receipts based on more updated bus delivery assumptions. Bus shipments to ARBOC have recently been spread more evenly throughout the month, resulting in higher month-end cash balances and lower A/R balances. Cash Balance — Budget vs. 26 Week CF $4,000,000 $3,000,000 $2,000,000 $1,000,000 $- $(1,000,000) $(2,000,000) $(3,000,000) $(4,000,000) Budget 26-Week 11

LIQUIDITY ASSESSMENT Near-Term Cash Management Daily Cash Forecast All American Group maintains two versions of a daily cash worksheet, both of which are updated on a daily basis with actual results. — One version, which represents the Treasury Department’s best estimates of when cash is expected to be available, flows into the Company’s 26-week cash forecast. — The second version represents a more conservative approach, where only confirmed cash receipts are assumed. This version is used for determining the check mailing schedule. Check Issuance The Company cuts accounts payable checks every Friday generally according to payment terms. The Company has been managing the release of these cut checks throughout 2010. As of 8/27, the Company held a total of $1.4 million of checks, from the 8/13 and 8/20 check runs. Furthermore, the Company did not cut checks on 8/27 due to the large amount of held checks, but has continued to cut and issue checks for critical payments to select vendors that would have otherwise been in the 8/27 check run. - Determining which checks are released depends on projected cash availability and decisions are made according to payment priorities and vendor urgency. — Since 8/25, CDG has reviewed the checks to be mailed out and has agreed with Management’s recommendations. Check Release Management Using the conservative cash flow version, Management determines the amount of cash available to cover new check mailings after ensuring that its cash cushion and confirmed pending cash receipts are sufficient to cover upcoming payroll requirements and other mandatory items (such as taxes and insurance). Management prioritizes vendors based on the following criteria: — Vendors who demand tight payment deadlines, are significantly past due and/or are critical to the flow of production are deemed highest priority. — Vendors who do not manage their receivable collections tightly are generally pushed beyond payment terms but not to the point of threatening non-shipment or further tightening of terms. — Vendors who are not critical to production are given the lowest priority and are generally pushed out furthest. 12

LIQUIDITY ASSESSMENT Cash Conversion Cycle The estimates for the Cash Conversion Cycle diagram below were provided by management. For each business segment, the time required to convert material into cash are compared with the time allowed to pay for materials. Labor costs are excluded from the analysis. Considering the Company’s liquidity constraints, the cash conversion cycle should be considered when purchasing materials and when potentially posting collateral for bonding arrangements. — While raw material inventories, based on historical balances, appear to take, on average, a month and a half to convert to WIP, future material purchases are assumed to be converted from raw materials to WIP in two to three weeks. Weeks: One Two Three Four Five Six Seven Eight Nine Ten Eleven Twelve Traditional Housing (Collections) Two to Three Weeks Two to Three Weeks Traditional Housing (Payables) 30 to 40 Days Major Projects (Collections) Three Weeks Two to Three Weeks Two Weeks 30 to 40 Days Major Projects (Payables) 30 to 40 Days Buses and SV’s (Collections) Three Weeks 45 to 50 Days 10 Days Buses and SV’s (Payables) 30 to 40 Days Acquarius (Collections) Two to Three Weeks Two Weeks Acquarius (Payables) 30 to 40 Days Foreign RV — Forest River (Col) One Week 10 to 14 Days Foreign RV — Forest River (Pay) Key: Supplies on Hand Manufacturing Time Delivery Time Accounts Receivable Accounts Payable In general, Traditional Housing collections closely match payments as customers pay for the homes at the time of delivery. Customer credit risk can also impact cash conversion cycle. Major Projects have longer supplies on hand due to custom materials required for military projects and large purchase quantities. Manufacturing time is consistent with Traditional Housing on a per box basis. Deliveries can occur throughout the month but billing is done at the end of the month. Collection terms are 30 to 40 Days on Major Projects. Due to the size of Major Projects, collections can be a significant risk. 13

LIQUIDITY ASSESSMENT Cash Conversion Cycle Generally, Bus and Specialty Vehicles materials average three weeks due to lead time on custom seats, chassis and machined castings. Manufacturing time is 45 to 50 days, although this is expected to be coming down to 30 to 40 Days. Collections from ARBOC are received 10 Days from delivery. Aquarius has 2 to 3 weeks of raw materials on hand and takes 2 weeks to manufacture. The RVs are fully paid for in advance of delivery. RVs for international sales are built by Forest River. The Company has exclusive rights to the Coachmen RV line in China. The Company pays Forest River a 20% deposit 6 to 8 weeks in advance of shipment, then pays the remaining amount before the vehicles are shipped. Letters of Credit are obtained prior to shipping and customer payment is in 10 to 14 days. The Company gets a 12% mark up on these RV sales. 14

LIQUIDITY ASSESSMENT 26 Week Cash Flow Forecast — Baseline The Company maintains a 26-week cash flow forecast, which is updated each week for actual results and each month the forecast is revised and updated for the next month. For the 26 weeks ending 1/28, the Company is projecting total cash flow of ($3.2 million), comprised of receipts of $45.3 million and total disbursements of $48.5 million. Considering non-recurring cash items of $1.0 million of ARBOC receipts, $1.0 million of restricted cash released and ($920,000) payments of legal/insurance/REPO settlements primarily to Textron, operating cash flow is expected to be a ($4.3 million). The latest 26-week cash flow provided by the Company on 8/27 includes; - Actual results through 8/27, — Detailed daily cash forecasts through the end of September and, - Estimates based on a combination of the Budget and scheduled major projects receipts. 26 Week Total Week Beginning 8/2/10 — 1/24/11 Week Ending 8/6/10 — 1/28/11 Incoming Cash Traditional Housing Receipts 14,735,998 Military/Major Projects Receipts 12,877,306 Buses/ARBOC Receipts 13,857,535 All Other Receipts — SV/Cabinetry 1,828,000 Miscellaneous Receipts 1,044,349 Release of Restricted Cash 1,000,000 Income Tax Refunds — Borrowings — Total Receipts 45,343,188 Outgoing Cash Payroll (8,560,292) Other Operating Expenses (Incl Cap Ex) (38,814,426) Legal/Insurance/REPO Settlements (920,000) Income Taxes — Executive Benefit Plan Payouts (228,328) Total Disbursements (48,523,046) Cash Flow (3,179,857) Cash Balances Beginning Unrestricted Cash Balance $2,257,879 Cash Flow (3,179,857) Ending Unrestricted Cash Balance $ (921,978) 15

LIQUIDITY ASSESSMENT 26 Week Cash Flow Forecast — Baseline 13 weeks ending 10/29/10 Actual Forecast 13 Week Total 13 Week Total 26 Week Total Week Beginning 8/2/10 8/9/10 8/16/10 8/23/10 8/30/10 9/6/10 9/13/10 9/20/10 9/27/10 10/4/10 10/11/10 10/18/10 10/25/10 8/2/10 — 10/25/10 11/1/10 — 1/24/11 8/2/10 — 1/24/11 Week Ending 8/6/10 8/13/10 8/20/10 8/27/10 9/3/10 9/10/10 9/17/10 9/24/10 10/1/10 10/8/10 10/15/10 10/22/10 10/29/10 8/6/10 — 10/29/10 11/5/10 — 1/28/11 8/6/10 — 1/28/11 Incoming Cash Traditional Housing Receipts 830,272 792,713 702,747 461,676 655,088 796,129 853,698 1,123,380 658,705 599,431 456,551 456,551 456,551 8,843,490 5,892,509 14,735,998 Military/Major Projects Receipts 146,493 — 168,820 326,787 177,715 104,348 592,291 92,291 376,338 192,291 264,291 130,021 1,489,000 4,060,686 8,816,620 12,877,306 Buses/ARBOC Receipts 536,059 391,920 — 469,786 543,770 560,000 880,000 960,000 400,000 640,000 640,000 400,000 960,000 7,381,535 6,476,000 13,857,535 All Other Receipts — SV/Cabinetry — - — - — 100,000 — - — 423,500 — - - 523,500 1,304,500 1,828,000 Miscellaneous Receipts 18,528 16,539 119,192 157,589 32,500 6,000 7,500 7,500 125,000 7,500 7,500 132,500 102,000 739,849 304,500 1,044,349 Release of Restricted Cash — - - — - — - — - — - — - — 1,000,000 1,000,000 Income Tax Refunds — - — - — - — - — - — - — - — - Borrowings — - — - — - — - — - — - — - — - Total Receipts 1,531,352 1,201,172 990,759 1,415,838 1,409,073 1,566,477 2,333,489 2,183,171 1,560,043 1,862,722 1,368,342 1,119,072 3,007,551 21,549,060 23,794,129 45,343,188 Outgoing Cash Payroll (266,413) (548,681) (181,813) (217,725) (535,280) (227,470) (539,470) (214,970) (458,470) (200,000) (460,000) (210,000) (435,000) (4,495,292) (4,065,000) (8,560,292) Other Operating Expenses (Incl Cap Ex) (2,011,901) (857,570) (1,057,718) (344,221) (1,640,187) (942,103) (1,581,800) (1,834,600) (1,794,326) (1,625,000) (1,650,000) (1,675,000) (1,650,000) (18,664,426) (20,150,000) (38,814,426) Legal/Insurance/REPO Settlements (25,000) (10,000) (147,500) — - — (147,500) — - — (147,500) — - (477,500) (442,500) (920,000) Income Taxes — - — - — - — - — - — - — - — - Executive Benefit Plan Payouts — - — - (45,601) — - — (45,682) — - — (45,682) (136,964) (91,364) (228,328) Total Disbursements (2,303,314) (1,416,251) (1,387,031) (561,946) (2,221,068) (1,169,573) (2,268,770) (2,049,570) (2,298,478) (1,825,000) (2,257,500) (1,885,000) (2,130,682) (23,774,182) (24,748,864) (48,523,046) Cash Flow (771,962) (215,078) (396,272) 853,893 (811,995) 396,904 64,719 133,601 (738,435) 37,722 (889,159) (765,929) 876,869 (2,225,122) (954,735) (3,179,857) Cash Balances Beginning Unrestricted Cash Balance $2,257,879 $1,485,917 $1,270,839 $874,567 $1,728,459 $916,465 $1,313,369 $ 1,378,088 $1,511,689 $773,253 $810,975 $ (78,183) $ (844,112) $2,257,879 $32,757 $2,257,879 Cash Flow (771,962) (215,078) (396,272) 853,893 (811,995) 396,904 64,719 133,601 (738,435) 37,722 (889,159) (765,929) 876,869 (2,225,122) (954,735) (3,179,857) Ending Unrestricted Cash Balance $ 1,485,917 $1,270,839 $874,567 $1,728,459 $916,465 $1,313,369 $1,378,088 $1,511,689 $773,253 $810,975 $ (78,183) $ (844,112) $32,757 $32,757 $ (921,978) $ (921,978) 16

LIQUIDITY ASSESSMENT

26 Week Cash Flow Forecast - Baseline

- 13 weeks ending 1/28/11
- Management has indicated that sales and collection assumptions for January 2011 are likely conservative.

	Forecast													13 Week Total
Week Beginning	11/1/10	11/8/10	11/15/10	11/22/10	11/29/10	12/6/10	12/13/10	12/20/10	12/27/10	1/3/11	1/10/11	1/17/11	1/24/11	11/1/10 - 1/24/11
Week Ending	11/5/10	11/12/10	11/19/10	11/26/10	12/3/10	12/10/10	12/17/10	12/24/10	12/31/10	1/7/11	1/14/11	1/21/11	1/28/11	11/5/10 - 1/28/11
Incoming Cash														
Traditional Housing Receipts	456,551	562,067	562,067	562,067	562,067	412,538	412,538	412,538	412,538	412,538	375,000	375,000	375,000	5,892,509
Military/Major Projects Receipts	2,964,881	58,000	-	-	410,914	2,265,692	-	-	1,127,259	926,874	-	225,000	838,000	8,816,620
Sears/ARBOC Receipts	640,000	560,000	560,000	560,000	560,000	560,000	560,000	560,000	560,000	339,000	339,000	339,000	339,000	6,476,000
All Other Receipts - SV/Cabinetry	539,500	-	-	-	-	327,000	-	-		438,000	-			1,304,500
Miscellaneous Receipts	25,500	7,500	7,500	7,500	102,000	7,500	7,500	7,500	102,000	7,500	7,500	7,500	7,500	304,500
Release of Restricted Cash	-	-	-	-	-	-	-	-	1,000,000	-	-	-	-	1,000,000
Income Tax Refunds	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Borrowings	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Total Receipts	**4,626,432**	**1,187,567**	**1,129,567**	**1,129,567**	**1,634,981**	**3,572,730**	**980,038**	**980,038**	**3,201,797**	**2,123,912**	**721,500**	**946,500**	**1,559,500**	**23,794,129**
Outgoing Cash														
Payroll	(210,000)	(460,000)	(200,000)	(200,000)	(425,000)	(200,000)	(460,000)	(200,000)	(425,000)	(200,000)	(460,000)	(200,000)	(425,000)	(4,065,000)
Other Operating Expenses (Incl Cap Ex)	(1,625,000)	(1,600,000)	(1,575,000)	(1,575,000)	(1,550,000)	(1,550,000)	(1,525,000)	(1,525,000)	(1,525,000)	(1,525,000)	(1,525,000)	(1,525,000)	(1,525,000)	(20,150,000)
Legal/Insurance/REPO Settlements	-	-	(147,500)	-	-	-	(147,500)	-	-	-	(147,500)	-	-	(442,500)
Income Taxes	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Executive Benefit Plan Payouts	-	-	-	-	(45,682)	-	-	-	(45,682)	-	-	-	-	(91,364)
Total Disbursements	**(1,835,000)**	**(2,060,000)**	**(1,922,500)**	**(1,775,000)**	**(2,020,682)**	**(1,750,000)**	**(2,132,500)**	**(1,725,000)**	**(1,995,682)**	**(1,725,000)**	**(2,132,500)**	**(1,725,000)**	**(1,950,000)**	**(24,748,864)**
Cash Flow	2,791,432	(872,433)	(792,933)	(645,433)	(385,701)	1,822,730	(1,152,462)	(744,962)	1,206,115	398,912	(1,411,000)	(778,500)	(390,500)	(954,735)
Cash Balances														
Beginning Unrestricted Cash Balance	**$ 32,757**	**$ 2,824,189**	**$ 1,951,756**	**$ 1,158,823**	**$ 513,390**	**$ 127,689**	**$ 1,950,419**	**$ 797,957**	**$ 52,995**	**$ 1,259,110**	**$ 1,658,022**	**$ 247,022**	**$ (531,478)**	**$ 32,757**
Cash Flow	2,791,432	(872,433)	(792,933)	(645,433)	(385,701)	1,822,730	(1,152,462)	(744,962)	1,206,115	398,912	(1,411,000)	(778,500)	(390,500)	(954,735)
Ending Unrestricted Cash Balance	**$ 2,824,189**	**$ 1,951,756**	**$ 1,158,823**	**$ 513,390**	**$ 127,689**	**$ 1,950,419**	**$ 797,957**	**$ 52,995**	**$ 1,259,110**	**$ 1,658,022**	**$ 247,022**	**$ (531,478)**	**$ (921,978)**	**$ (921,978)**

17

LIQUIDITY ASSESSMENT 26 Week Cash Flow Forecast — Baseline Forecasting Methodology The Company’s weekly cash flow forecast through the end of September is tied to the daily cash forecast and beginning in October, the weekly forecast is based on a combination of the Company’s Budget and the schedule of major projects receipts. Receipts: Traditional Housing Receipts At the end of each month, every plant delivers a detailed five-week cash receipt forecast which serves as the basis for the first month of the 26-week cash forecast. These projected housing receipts are built-up on a customer by customer basis and are based on the expected timing of home settings. - Management anticipates that plant managers will begin to provide a rolling five-week forecast each week. The projected housing receipts for the outer weeks of the forecast (beginning the week ending 10/8) are derived from the Company’s Budget. Cash is assumed to be collected evenly over the month in which the sale is recorded. Most traditional housing sales are made to builders and checks are generally received when the home is delivered. Major Projects Receipts Although these projects are often longer in duration, payments are generally received throughout the project period due to multiple delivery dates. The Corporate Treasury department forecasts the Major Projects receipts based on first-hand knowledge of the status of each project. — Although the Company expects a substantial cash deposit from the Casper College project, it is not typical to receive customer cash deposits from major projects. Buses/ARBOC Receipts The ARBOC finance manager provides All American Group with a 13-week cash forecast each week, which details cash the JV expects to be transferred to the All American Group. Management has found these forecasts to be reliable in the past and somewhat conservative lately. — The per unit cash to the Company is typically $80,000. However, some customers purchase the vehicle chassis directly from a supplier rather than from ARBOC, thereby reducing the amount received for the vehicles. 18

LIQUIDITY ASSESSMENT 26 Week Cash Flow Forecast — Baseline All Other A/R Receipts - SV/Cabinetry All other receipts include cash collected from the Company’s Green Technology division and its Specialty Vehicle division (for sales of the Gas Ford Aquarius, the Freightliner Aquarius and Class C vehicles). Green Technology sales primarily relate to anticipated sales for retro-fitting kitchens in college housing at UCLA, while the Specialty Vehicle sales are primarily international RV sales and the sale of other specialty vehicles (i.e. book mobiles). — Cash on these sales is assumed to be collected by the end of the month in which the sale is recorded. The majority of specialty vehicle sales are sold to customers under a letter of credit. Miscellaneous Receipts These miscellaneous receipts primarily represent cash received from ARBOC. Approximately 20% of the total represents receipts for ongoing parts sales and the remainder represents legacy account receivable and a note receivable from the start-up phase of the Joint Venture, specifically; — As of 7/31, the Company had a note receivable from ARBOC of $915,000 for start up costs. Interest paid on the note as well as interest on the other receivables from ARBOC is forecast to total $22,000 per month. — As of 7/31, the Company had a receivables balance of $390,000 for parts sales to ARBOC. That amount is scheduled to be paid down by the end of September. — As of 7/31, the Company had a receivables balance of $720,000 for Administrative Services the Company provided to ARBOC and the forecast anticipates payments for Administrate Services to begin in October. Release of Restricted Cash The $1.0 million return of restricted cash reflected on the week ending 12/31 represents the return of escrow money related to the sale of the Company’s RV business which expires the last week of the year. This estimate is conservative as, based on current warranty claim run rates, the Company could receive as much as $2.3 million out of the total $3.1 million in escrow as of 6/30. 19

LIQUIDITY ASSESSMENT 26 Week Cash Flow Forecast — Baseline Disbursements: Payroll The Company’s payroll forecast is based on recent actual payroll trends and includes anticipated labor cost savings associated with plant closure and other headcount reduction assumptions contained in the Budget. Payroll payments are made via ACH to a third-party payroll provider. Payroll disbursements reflected in the forecast includes payroll taxes, employee 401k contributions and wage garnishments. — Production employees generally earn hourly wages and are paid weekly while salaried employees are paid bi-weekly. Other Operating Expenses (Incl Cap Ex) This expense category represents general accounts payable disbursements, which primarily includes material purchases and payments to service providers. Capital expenditures are also included in this category. — The Company estimates its quarterly capex spend to be approximately $250,000. This is primarily related to maintenance capex at production facilities. — The Company has not historically broken down this disbursement category into more granular detail. Legal/Insurance/REPO Settlements This disbursement category is designated for any legal and insurance payments as well as any repossession settlements the Company has entered into. The Company has entered into a partial repayment agreement with Textron, who financed the development of homes for the Company’s builders that the Company was obligated to repossess if the builder defaulted on the loan. The total remaining potential liability with Textron is $3.2 million. — As part of a partial repayment plan, the Company has agreed to make 8 monthly installment payments of $147,500 which are reflected in the forecast. — Costs associated with a potential Phase II consulting engagement is not included in the forecast. Executive Benefit Plan Payouts The Company makes payments to former and retired executives pursuant to a legacy benefit plan of approximately $46,000 per month. — This plan has remaining payment obligations to 21 former/retired executives. 20

LIQUIDITY ASSESSMENT Near-Term Cash Events — Risks & Opportunities Management and CDG have estimated the primary potential risks and opportunities to the baseline cash flow forecast and described them on the following slides. Actual Forecast 13 Week Total 13 Week Total 26 Week Total Week Beginning 8/2/10 8/9/10 8/16/10 8/23/10 8/30/10 9/6/10 9/13/10 9/20/10 9/27/10 10/4/10 10/11/10 10/18/10 10/25/10 8/2/10 — 10/25/10 11/1/10 — 1/24/11 8/2/10 — 1/24/11 Week Ending 8/6/10 8/13/10 8/20/10 8/27/10 9/3/10 9/10/10 9/17/10 9/24/10 10/1/10 10/8/10 10/15/10 10/22/10 10/29/10 8/6/10 — 10/29/10 11/5/10 — 1/28/11 8/6/10 — 1/28/11 Ending Unrestricted Cash Balance (Baseline) $1,485,917 $1,270,839 $874,567 $1,728,459 $916,465 $1,313,369 $1,378,088 $ 1,511,689 $773,253 $810,975 $ (78,183) $ (844,112) $32,757 $32,757 $ (921,978) $ (921,978) Potential Cash Risks Colorado Plant Savings Reversed — - — - (15,770) (15,770) (15,770) (15,770) (15,770) (15,770) (15,770) (15,770) (15,770) (141,934) (205,016) (346,950) R.W. Baird Demand — - - - — - — - — - — - — - (250,000) (250,000) Phase II Engagement (Fees + Expenses) — - — - — (165,000) - — - (165,000) — - — (330,000) (495,000) (825,000) Colorado Builder Sale — - — - — (92,560) - — - 92,560 — - — - — - GMAC Replacement Financing — - — - — - — - — - — - — - — - Total Cash Flow Risk $ — $ — $ — $ — $ (15,770) $ (273,330) $ (15,770) $ (15,770) $ (15,770) $ (88,210) $ (15,770) $ (15,770) $ (15,770) $ (471,934) $ (950,016) $ (1,421,950) Unrestricted Cash Beginning Balance Baseline Cash Flow Potential Risks Unrestricted Cash Ending Balance (Incl. Risks) 2,257,879 1,485,917 1,270,839 (771,962) (215,078) (396,272) — - — $1,485,917 $1,270,839 $874,567 $874,567 1,728,459 900,694 853,893 (811,995) 396,904 — (15,770) (273,330) 1,728,459 $900,694 $1,024,268 $1,024,268 1,073,216 1,191,047 64,719 133,601 (738,435) (15,770) (15,770) (15,770) 1,073,216 $1,191,047 $436,841 $436,841 386,353 (518,576) 37,722 (889,159) (765,929) (88,210) (15,770) (15,770) 386,353 $ (518,576) $ (1,300,275) $ (1,300,275) 2,257,879 (439,177) 2,257,879 876,869 (2,225,122) (954,735) (3,179,857) (15,770) (471,934) (950,016) (1,421,950) (439,177) $ (439,177) $ (2,343,928) $ (2,343,928) Potential Cash Opportunities Empty Plant (Zanesville, OH) — - — - — - — - — - — - 2,900,000 2,900,000 — 2,900,000 CLI Paint Facility (Elkhart, IN) — - — - — - — - — - 1,400,000 — - 1,400,000 — 1,400,000 RV Escrow Release Excess — - — - — - — - — - — - — - 1,300,000 1,300,000 Liquidation of Builder Buyback Houses — - — - — - — - — - — - 975,193 975,193 — 975,193 Raw Material Inventory Reductions — - — - — - — - — 100,000 100,000 100,000 100,000 400,000 100,000 500,000 Tax Refunds — - — - — - — - — - — - — - 495,000 495,000 Sales Upside Potential (FEMA & GTG Seats) — - — - — - — - — - — - — 258,750 258,750 Randall Insurance Reimbursement — - - - — 225,000 — - — - — - — 225,000 — 225,000 Other Property Sales — - — - — - — - — - — - — - 223,189 223,189 Grapevine Note Receivable Payment — - — - — - — - 115,000 — - — - 115,000 - 115,000 Community 1st Development — - — - — - — - — - — 115,000 115,000 — 115,000 ACE Collateral Release — - — - — - — - — - — - — - — - Liberty Collateral Release — - — - — - - - — - — - — - — - Total Cash Flow Opportunities $ — $ — $ — $ — $ — $ 225,000 $ — $ — $ 115,000 $100,000 $1,500,000 $215,000 $3,975,193 $6,130,193 $2,376,939 $8,507,132 Unrestricted Cash Beginning Balance $2,257,879 $1,485,917 $1,270,839 $874,567 $1,728,459 $ 900,694 $1,249,268 $1,298,216 $1,416,047 $776,841 $826,353 $1,421,424 $854,725 $2,257,879 $ 5,691,016 $2,257,879 Baseline Cash Flow (771,962) (215,078) (396,272) 853,893 (811,995) 396,904 64,719 133,601 (738,435) 37,722 (889,159) (765,929) 876,869 (2,225,122) (954,735) (3,179,857) Potential Risks — - — - (15,770) (273,330) (15,770) (15,770) (15,770) (88,210) (15,770) (15,770) (15,770) (471,934) (950,016) (1,421,950) Potential Opportunities — - — - — 225,000 — - 115,000 100,000 1,500,000 215,000 3,975,193 6,130,193 2,376,939 8,507,132 Unrestricted Cash Ending Balance (Incl. Risks & Opportunities) $1,485,917 $1,270,839 $874,567 $1,728,459 $900,694 $ 1,249,268 $1,298,216 $1,416,047 $776,841 $826,353 $1,421,424 $854,725 $5,691,016 $5,691,016 $ 6,163,205 $ 6,163,205 21

LIQUIDITY ASSESSMENT Near-Term Cash Events — Risks & Opportunities Forecast 13 Week Total Week Beginning 11/1/10 11/8/10 11/15/10 11/22/10 11/29/10 12/6/10 12/13/10 12/20/10 12/27/10 1/3/11 1/10/11 1/17/11 1/24/11 11/1/10 — 1/24/11 Week Ending 11/5/10 11/12/10 11/19/10 11/26/10 12/3/10 12/10/10 12/17/10 12/24/10 12/31/10 1/7/11 1/14/11 1/21/11 1/28/11 11/5/10 — 1/28/11 Ending Unrestricted Cash Balance (Baseline) $2,824,189 $1,951,756 $1,158,823 $513,390 $127,689 $ 1,950,419 $797,957 $52,995 $1,259,110 $1,658,022 $247,022 $ (531,478) $ (921,978) $ (921,978) Potential Cash Risks Colorado Plant Savings Reversed (15,770) (15,770) (15,770) (15,770) (15,770) (15,770) (15,770) (15,770) (15,770) (15,770) (15,770) (15,770) (15,770) (205,016) R.W. Baird Demand — - — - — - — (250,000) — - — - — (250,000) Phase II Engagement (Fees + Expenses) — (165,000) — - — (165,000) — - — (165,000) — - — (495,000) Colorado Builder Sale — - — - — - — - — - — - — - GMAC Replacement Financing — - — - — - — - — - — - - - Total Cash Flow Risk $ (15,770) $ (180,770) $ (15,770) $ (15,770) $ (15,770) $ (180,770) $ (15,770) $ (265,770) $ (15,770) $ (180,770) $ (15,770) $ (15,770) $ (15,770) $ (950,016) Unrestricted Cash Beginning Balance Baseline Cash Flow Potential Risks Unrestricted Cash Ending Balance (Incl. Risks) (439,177) 2,336,484 1,283,281 2,791,432 (872,433) (792,933) (15,770) (180,770) (15,770) $2,336,484 $1,283,281 $474,577 $474,577 (186,626) (588,097) (645,433) (385,701) 1,822,730 (15,770) (15,770) (180,770) (186,626) $ (588,097) $ 1,053,862 $1,053,862 (114,370) (1,125,103) (1,152,462) (744,962) 1,206,115 (15,770) (265,770) (15,770) (114,370) $ (1,125,103) $65,242 $65,242 283,384 (1,143,387) (1,937,657) (439,177) 398,912 (1,411,000) (778,500) (390,500) (954,735) (180,770) (15,770) (15,770) (15,770) (950,016) 283,384 $ (1,143,387) $ (1,937,657) $ (2,343,928) $ (2,343,928) Potential Cash Opportunities Empty Plant (Zanesville, OH) — - — - — - — - — - — - — - CLI Paint Facility (Elkhart, IN) — - — - — - — - — - — - — - RV Escrow Release Excess — - — - — - — - 1,300,000 — - — - 1,300,000 Liquidation of Builder Buyback Houses — - — - — - — - — - — - - - Raw Material Inventory Reductions 100,000 — - — - — - — - — - — - 100,000 Tax Refunds — - — - — - — 460,000 35,000 — - — - 495,000 Sales Upside Potential (FEMA & GTG Seats) — - — - — - — - 155,125 — - — 103,625 258,750 Randall Insurance Reimbursement — - — - - — - — - — - — - - Other Property Sales 74,396 — - — - 74,396 — - — 74,396 — - — 223,189 Grapevine Note Receivable Payment — - — - — - — - — - — - — - Community 1st Development — - — - — - — - — - — - — - ACE Collateral Release — - — - — - — - — - — - — - Liberty Collateral Release — - — - — - — - — - — - — - Total Cash Flow Opportunities $174,396 $ — $ — $ — $ — $74,396 $ — $460,000 $1,490,125 $74,396 $ — $ — $103,625 $ 2,376,939 Unrestricted Cash Beginning Balance $5,691,016 $8,641,074 $7,587,870 $6,779,167 $ 6,117,964 $5,716,492 $7,432,848 $6,264,616 $5,713,883 $8,394,353 $8,686,891 $7,260,121 $ 6,465,850 $5,691,016 Baseline Cash Flow 2,791,432 (872,433) (792,933) (645,433) (385,701) 1,822,730 (1,152,462) (744,962) 1,206,115 398,912 (1,411,000) (778,500) (390,500) (954,735) Potential Risks (15,770) (180,770) (15,770) (15,770) (15,770) (180,770) (15,770) (265,770) (15,770) (180,770) (15,770) (15,770) (15,770) (950,0 16) Potential Opportunities 174,396 — - — - 74,396 - 460,000 1,490,125 74,396 — - 103,625 2,376,939 Unrestricted Cash Ending Balance (Incl. Risks & Opportunities) $8,641,074 $7,587,870 $6,779,167 $6,117,964 $5,716,492 $7,432,848 $ 6,264,616 $5,713,883 $8,394,353 $8,686,891 $7,260,121 $6,465,850 $6,163,205 $6,163,205 22

LIQUIDITY ASSESSMENT Near-Term Cash Events — Risks & Opportunities The charts below provide a graphical presentation of the baseline cash balance compared to the identified risks and opportunities. Risks to Baseline Cash Balance ($ in thousands) $4,000 $3,000 $2,000 $1,000 $0 -$1,000 -$2,000 Baseline Balance Risk Balance Risks & Opportunities to Baseline Cash Balance ($ in thousands) $12,000 $10,000 $8,000 $6,000 $4,000 $2,000 $0 -$2,000 -$4,000 Baseline Balance Risk Balance Risk&Opps Balance 23

LIQUIDITY ASSESSMENT Near-Term Cash Events — Risks The Budget and the cash flow forecast reflect savings associated with the Colorado Plant closure in the beginning of September. Total savings associated with this closure were $252,000 in Q4 2010 offset by a loss of local sales resulting in an EBITDA impact of $47,000. — Current thinking is now that the Colorado Plant may remain open to help absorb the work on the Casper College Housing project, which is on a more compressed time schedule than originally estimated due to delay in contract signing. As the plant will now remain open, the savings associated with the closure, netted by the EBITDA sales offset, will now not be realized. The net monthly impact on cash is evenly distributed over the next five months ending 1/28. Robert W. Baird requested payment of $800,000 as a result of H.I.G.’s exercise of the warrants, claiming that was a transaction under their engagement letter. The Company will fight this but believes there is a risk that a $250,000 payment in mid-December could be made if the Company cannot exert enough pressure on the investment bank to withdraw their claim. — If the amount is greater, it will be contested in court and any potential payment would be beyond the 26 week forecast period. A monthly payment has been factored into the cash flow risk section related to the potential retention of CDG for Phase II-related consulting work for $165,000 per month which represents fees and expenses. The Company believes that the timing of a $92,560 cash collection on a home sale to a Colorado builder may be delayed relative to the forecast. The risk forecast reflects a delay in the timing of this collection by four weeks. The Company currently has a $1.0 million letter of credit with GMAC securing a pool of chassis held on consignment at the Company’s plant totaling $3.0 million. The financing agreement has expired and a 60-day extension period on the L/C ends in mid-October. All American Group is in the process of trying to further extend the maturity and long-term financing. The Company believes there is a low cash risk of having to purchase the remaining unsecured inventory outright (as GMAC is aware of the Company’s liquidity constraints and likely would not want to re-claim the remaining inventory). 24

LIQUIDITY ASSESSMENT Near-Term Cash Events — Opportunities A verbal agreement for $2.9 million has been received for the Company’s vacant plant in Zanesville, OH; however, the buyer is still trying to secure financing. The Company believes that a purchase agreement on the CLI Paint Facility in Elkhart, IN is possible and that a closing, which would net $1.4 million, could occur in the next 30-45 days. H.I.G.’s approval is required before a sale. The Company expects to receive an additional $1.3 million of RV escrow money returned in excess of the Company’s conservative $1.0 million estimate contained in the baseline cash flow forecast. The sale of the Company’s builder buyback homes at liquidation values could generate $975,193 in cash in approximately 60 days, assuming auction values equal to 30% of net book value. H.I.G.’s approval is required before a sale. Based on discussions with Management, it is reasonable to believe the Company could reduce working capital needs by $500,000 though the management and reduction of raw material inventory. All American Group filed an amended tax return in January 2010 (AMT tax refund) for the 2003/2004 tax years. The Company has been assigned a dedicated tax payer advocate to help facilitate the AMT refund and believes that it could be received before year-end. The expected refund is $460,000. In addition, the Company expects to receive a $35,000 credit, related to R&D and AMT for the 2009 tax year, by year-end. The Company believes that there exists some sales upside potential to the baseline cash flow forecast. This upside relates specifically to the sale of units made from shipping containers to FEMA as well the sale of GTG seat units related to auditorium and stadium seating. The total net upside opportunity of $258,750 is reflected in the opportunities cash flow. The Company anticipates receiving an insurance reimbursement for $225,000 from the Randall case on 9/6. This was not included in the baseline 26-week cash flow forecast. To estimate the cash generation opportunity, CDG assumed properties held for sale (excluding the Zanesville, OH and Elkhart, IN properties) could be sold for 70% of net book value over the next three years, starting in two months, which would result in a monthly cash collection of $74,396. The Company recently learned that a payment on a note receivable for $115,000 related to a property sold to Faith Christian a couple of years ago in Grapevine, TX may be coming in by 9/30. 25

LIQUIDITY ASSESSMENT Near-Term Cash Events — Opportunities The collection of the Community 1st Development’s (Detroit project) past due receivable of $115,000 is expect in mid- October but is not in the baseline cash flow forecast. The Company is not assuming the release of any collateral from ACE or Liberty over the 26-week period ending 1/28. 26

LIQUIDITY ASSESSMENT Near-Term Cash Events — Denver Housing Project Uncertainty exists surrounding the Company’s ability to bond the Denver Housing Project and the timing of this project if a bonding agreement is obtained. Forecasted in the Company’s 26-week cash flow forecast is a deposit of $212,500 to be received in late December as well as $450,000 of receipts in January 2011 associated with the Denver Housing project. This project may be moved up with development beginning as early as mid-October, in which case cash receipts could be received earlier as well as earlier cash payments. The forecast, however, does not reflect any additional collateral being posted to bond this project. — ACE has recently indicated that it will only accept 100% bonding collateral on future projects with the Company. - The Company may be able to transfer a portion of the collateral from the Ft. Bliss project to cover Denver. — It remains uncertain if ACE will allow the transfer and may require 100% collateral. If additional cash is required for this bond, the Company may walk away from the project. ACE will likely not make a decision on the bonding collateral requirements until the Company’s loan default situation with H.I.G. is resolved. The impact of having to walk away from the project or having to post $1.35 million of collateral are not reflected in the risks and opportunities summary. — Revenue is estimated to be $1.35 million — Net margin is $230,000 — Variable margin is $390,000 Due to the multiple potential cash impacts, both positive and negative as well as the bonding uncertainties, the Denver Housing project cash risks and opportunities are excluded from the analysis. 27

LIQUIDITY ASSESSMENT

Accounts Receivable

- **As of July 31, 2010, All American Group had approximately $3.7 million in net accounts receivable. Of this receivable balance, $1.6 million was aged over 60 days from the date of the invoice. Customers with balances over $50,000 past 60 days shown below represent $1.4 million of the $1.6 million total.**
- **Some of the Company's past due receivables represents homes delivered but not yet set, or "finished." Title and risk of loss has passed to the customer but the customer cannot yet be invoiced. Other past due amounts represent retainage, past due amounts from ARBOC related to the sale of vehicle parts, inability to collect from retail customers, and some old RV customers.**

	Customer Name	Net Receivable Balance Totals (Days) 61 - 90	91 - 120	121 - 270	271 - 360	Over 361	Total
(1)	Blevin Construction	$ 609,083	$ -	$ -	$ -	$ -	$ 609,083
(2)	ARBOC Mobility LLC	75,018	136,156	57,387	-	-	268,560
(3)	The Warrior Group	-	-	142,073	-	-	142,073
(4)	Community 1st Development	-	2,711	112,923	-	-	115,634
(5)	Radford Place Apartments	84,817	-	-	-	-	84,817
(6)	Pontchartrain Park CDC Real Estate Holdings	75,370	-	-	-	-	75,370
(7)	Boat N RV Megastore	-	-	-	-	27,400	27,400
(8)	Williams, Rodger & Teresa	-	-	68,042	-	-	68,042
(9)	Walker, Marie	-	-	53,055	-	-	53,055
	Total	$ 844,288	$ 138,866	$ 433,480	$ -	$ 27,400	$ 1,444,034

Notes:

(1) Company is currently collecting on this now. The money is coming from Kentucky Housing Authority. Title was passed to customer at delivery, triggering the A/R, but project setting, and therefore customer invoicing, was significantly delayed.
(2) Relates to the sale of vehicle parts ARBOC which the JV partner uses for R&D. The Company expects full amount to be collectable.
(3) Recognized revenue prior to ability to invoice. The Company took a $38,000 reserve and estimates the max warranty claim to be $100,000.
(4) Detroit development project. Paperwork and loan closing have been the issues. Two remaining houses to be set. No expected risk to ultimate payment.
(5) Company currently in 3rd building with Radford. Aged receivable amount relates to retainage language in agreement on buildings 1&2.
(6) Related to post-Katrina modules. Finishing work remains to be completed but receivable was generated at delivery.
(7) Customer is unwilling to pay for RV. Company is taking legal action to force customer to pay. Receivable amount is 60% - 70% reserved.
(8) Retail home sale. Closing and payment had been delayed due to completion of warranty/punch list items.
(9) Retail home sale. Uncertain of when the customer will be able to pay.

CDG

28

LIQUIDITY ASSESSMENT

Restricted Cash

- **All American Group currently has $12.9 million of cash in restricted accounts, the majority of which is posted to serve as collateral for either bonding agreements or letters of credit.**
- **Of its total restricted cash, $4.3 million would be the maximum amount expected to be released by the end of Q1 2011 - which includes $2.0 million related to the Ft. Bliss construction and an estimated $2.3 million from the release of the RV escrow account (of which $1.0 million is included in the baseline cash flow forecast) .**
  - Signoff has been granted and the 90-day warranty tail period has begun on the Emory & Henry College project. The Company, however, does not expect the work on the Ft. Bliss (buildings 5, 7 & 9) to be signed-off on until the end of November. The collateral held by ACE is not expected to be returned to the Company until after the sign-off and 90 day warranty tail period expires for the Ft. Bliss project. All American Group expects to enter into discussions with ACE about rolling a portion of this collateral into the Denver Housing Project. Additional collateral for the Denver Housing Project is not included in the cash forecast.
  - The RV escrow is scheduled to be returned to the Company before year-end. Based on the current warranty claim experience, the Company expects to have approximately $2.3 million of the warranty escrow returned in cash by December 26th. (The cash flow forecast conservatively assumes only $1.0 of this escrow money to be returned).
- **Liberty Mutual Insurance Company is still holding over $3.0 million of collateral related to the Ft. Bliss (buildings 3 & 4). The Company has received certificates of completion on these buildings and believes this cash should be returned.**
  - Liberty is claiming that they still have significant exposure to All American Group (particularly related to the Ft. Carson project which was bonded with no collateral requirement and has not yet been signed-off on) and is refusing to return the cash to the Company.

($ in thousands)

	Project / Purpose	Collateral Type	Collateral Outstanding	Holder
(1)	Ft. Bliss (Buildings 3 & 4)	Performance bond	$ 3,050	Liberty
	Ft. Bliss (Buildings 5, 7 & 9)	Performance bond	-	ACE
(2)	Emory & Henry College	Performance bond	2,000	ACE
	Chassis consignment	Letter of credit	1,000	GMAC (Lake City)
	Collateral for workers comp.	Workers comp. bond	2,500	Liberty
	Cash collateral for bonding agreements and L/Cs		$ 8,550	
(3)	RV escrow	Escrow account	3,104	Forest River (JP Morgan)
	Cash collateral for workers compensation	Various escrow accounts	1,099	Various States
(4)	Other	Escrow account	186	Various
	Total restricted cash		**$ 12,939**	

Notes:

(1) Represents 100% collateral of the bonding agreement.
(2) Based on % completion of Ft. Bliss, AAG was able to roll $2 million collateral to the Emory & Henry project.
(3) Escrow held to cover potential warranty claims related to the sale of the Company's RV business.
(4) Primarily related to cash customer deposits in Colorado which the state requires are placed in escrow accounts.

CDG

29

LIQUIDITY ASSESSMENT Asset Sales All American Group has multiple properties for sale. The net book value of these assets, as of June 30, 2010 totaled $8.3 million. Due to the locations of these properties, most have not generated significant interest from potential buyers and some of the properties are not formally listed with a realtor. The Company believes that a purchase agreement on the CLI Paint Facility in Elkhart, IN is may be feasible quickly and that a closing, which would net $1.4 million could occur in the next 30-45 days. Additionally, a verbal agreement of $2.9 million has been received for the Company’s vacant plant in Zanesville, OH, but that potential buyer is still obtaining financing. - No asset sale proceeds were contained in the 26-week cash flow forecast. Board Approved Net Book Value Minimum Sales Location Property Description at 6/30/10 Price Realtor Status Elkhart, IN CLI Paint Facility $1,744,920 $2,000,000 Ryan Gablemen Company believes an agreement is possible and that closing Grubb & Ellis could ake 30 — 45 days or longer. Company believes $1.4 million net proceeds will be the ultimate result. Zanesville, OH Empty Plant 2,726,000 2,726,000 Direct Talks with Under Lease by Coll Materials. Verbal agreement for $2.9 Lessee million. Apparently, looking for government backing on the bank loan Pigeon Forge, TN Land 1,222,000 1,350,000 Keith Widmer Realtor has been quietly marketing the property. 2.21 acres are First Commercial adjacent to 3 acres currently under contract. 200 Edward Rd. Old RV Facility 913,484 Not Yet Approved Not Listed Fitzgerald, GA All mothballed production equipment is in storage here and is being reviewed for possible sale. 2831 Dexter Drive Corporate Offices 1,021,011 1,100,000 Leatherman No Active Interest Elkhart, IN FM Stone 343 S. 11th Empty Plant N/A 1,000,000 John Caffray No Active Interest Decatur, IN NAI 13th St. & 450 N. Land 186,973 450,000 Not Listed Decatur, IN Beardsley Avenue Empty Building 109,253 115,000 Leatherman No Active Interest Elkhart, IN FM Stone 1320 C.R. 6 Records Storage 98,333 112,500 Direct Talks with No Active Interest Elkhart, IN Former Lessee Crooksville, OH Rover Facility 86,769 94,869 Not Listed Property has some environmental matters Middlebury, IN Ira Kauffman 68,425 90,000 Not Listed Former Farm Land Middlebury, IN Walker Land 86,353 90,000 Not Listed Former Farm Land 109 Grand St. Records Storage 33,500 45,000 Not Listed Middlebury, IN Total $8,297,021 $9,173,369 30

LIQUIDITY ASSESSMENT Builder Buybacks For Sale All American Group has taken ownership of a number of builder buyback houses which are included as finished goods inventory on the Company’s balance sheet. The majority of these homes were repurchased as part of the Company’s obligation after the builders defaulted on their financing agreement with Textron. The development of the Grey Hawk home was financed by the Company. — The recovery values reflected below assume 70% net book values on home sales and 30% of net book value on a liquidation sale/auction. Total # Avg. price Potential Recovery Value of per per Liquidation Property Description Net Book Value of Homes Boxes Home Box Sale Sale/Auction Indiana Homes $1,017,638 9 28 $113,071 36,344 $712,347 $305,291 Indiana Grey Hawk Home 474,279 1 5 474,279 94,856 331,995 142,284 Colorado Homes 379,996 2 6 189,998 63,333 265,997 113,999 North Carolina Homes 627,521 5 18 125,504 34,862 439,265 188,256 Mod-U-Kraf Homes 299,250 6 12 49,875 24,938 209,475 89,775 Mod-U-Kraf Improved Lots 52,829 na na na na 36,980 15,849 Mod-U-Kraf Retail Homes 399,131 1 5 399,131 79,826 279,392 119,739 Total $3,250,644 24 74 $1,351,858 334,159 $2,275,451 $975,193 31

LIQUIDITY ASSESSMENT Projected Bonding Need for 2010 All American Group has two scheduled major projects for which bonding requirements are necessary. With significant liquidity constraints, the Company is hopeful that it will be able to proceed with the development of these projects without needing to transfer additional cash for bonding collateral. — Development for the Casper College project was scheduled to begin in late August. Casper/Pope, the project’s General Contractor, has agreed to provide the bonding. Therefore, the Company will not need to put up any additional cash to bond the Casper project. — The Denver Housing project may be moved up with development beginning as early as mid-October . The Company intends to discuss with ACE the transfer of a portion of the required collateral from the nearly completed Ft. Bliss project. However, it is uncertain if ACE will allow the transfer and may require 100% collateral. If unable to roll the collateral, All American Group hopes to get terms for 25% collateral rather than 100%. - ACE is waiting to see how the Company resolves its liquidity issues before proceeding with its collateral decision. — If additional cash is required for this bond, the Company may walk away from the project. The current cash flow forecast does not reflect any additional collateral being posted for this project. ($ in thousands) Potential AAG Estimated Bond Project Bond Amount Collateral Required Date Casper College $7,900 $ — August 2010 (1) Denver Housing Project 1,350 1,350 October 2010 Total $9,250 $1,350 Notes: (1) Assumes 100% collateral requirement from ACE. 32

LIQUIDITY ASSESSMENT Cash Management Overview Collections: All American Group maintains 12 depository bank accounts. In general, each operating plant has two depository accounts; one at a local bank and one plant-specific account at Lake City Bank. As cash is received at a plant, cash is deposited into their respective local bank and subsequently moved via an ACH into its Lake City account. — The cash is available the next day at the plant’s Lake City account. - All cash received in local Lake City accounts are swept into the Company’s main Lake City concentration account daily. Concentration account balances are automatically swept into the Company’s Investment account each night, with balances returned the next morning, with any accumulated interest, available for disbursement clearings. Depository Accounts Mod U Kraf Homes LLC Lake City Bank Sun Trust Bank Local Depository Account All American Homes of Indiana LLC Lake City Bank First Bank of Berne Local Depository Account All American Specialty Vehicles LLC Lake City Bank All American Homes of Iowa LLC Lake City Bank American Trust & Savings Bank Local Depository Account All American Homes Of NC Lake City Bank All American Homes Of Colorado Lake City Bank First National Bank Local Depository Account First National Bank Local Escrow Depository Account Coachmen Industries, Inc Lake City Bank (for Letters of Credit) Concentration Accounts All American Group, Inc. Lake City Bank Automated Investment Sweep All American Group, Inc. Lake City Bank Main Operating Account Disbursement Accounts Coachmen Administrative Services Lake City Bank Main A/P Account Coachmen Administrative Services Lake City Bank Subsidiary A/P Account All American Group, Inc Lake City Bank Workers’ Comp Claims Account All American Group, Inc Lake City Bank ACH A/P Account 33

LIQUIDITY ASSESSMENT Cash Management Overview Disbursements: The Company maintains four separate disbursement accounts at Lake City Bank; the main accounts payable account, a subsidiary accounts payable account for manual checks, an account for the disbursement of workers comp claims as well as a separate account for ACH payments. Accounts Payable A/P checks are cut every Friday with checks generated based on due payment terms. — Pressure from vendors and liquidity constraints determine the timing of release. Manual Checks The Company cuts only a few manual checks a week. Manual checks are generally issued only for time sensitive payments which cannot wait for the next A/P run, and only after corporate approval is obtained. ACH Payments The Company has been limiting its use of wire payments in an effort to minimize transaction costs. All American Group does make payments to some vendors via ACH. In particular, ACH or wire payments are made to the Company’s Chassis supplier in Canada as well as to UFP, the Company’s lumber supplier who demands net 10 day term. Additionally, some subcontractors, who are expected to receive payment at the same time the Company does, are also paid via ACH. Employee payroll related deductions are paid via ACH. 34

LIQUIDITY ASSESSMENT Next Steps CDG has identified the following items as important next steps for All American Group’s liquidity management. — Assist the Company with inventory reduction efforts. — Tracking forecast to actual results to measure accuracy of forecasts and explain significant variances and changes to the forecast. — Improve the precision of the cash receipts and disbursement forecast beyond the first month. Based on the projected timing of project completion dates and future sales, incorporate assumptions for vendor payments and customer receipts timing. — Link the cash flow forecast to the Budget so changes made to the cash forecast will be reflected in the Budget on a real-time basis. — Measuring the cash conversion cycle for each business segment for purposes of forecasting and making purchasing decisions. — Expand the accounts payable line item detail and payment priorities to better manage payment decisions. - Execute on liquidity enhancement opportunities including potential asset sales. 35

III. 2010 Budget Review: Housing — Traditional & Major Projects

2010 BUDGET REVIEW: HOUSING - TRADITIONAL & MAJOR PROJECTS

Cost Reduction Actions Undertaken by All American Group

Plant	Cost Savings Item	Consolidated Q4 Cash Savings	Status
AAH - IN	Plant shutdown for 9 months	$ 260,000	Backlog down to zero; shut 8/23/10; only some salary personnel on layoff, others working
AAH - CO	Plant shutdown	252,000	Need CO for Casper production
	David B.	10,192	Terminated
AAH - IN	1 Accounting person	7,640	To be terminated
	1 Salesperson	11,250	Terminated
AAH - NC	Red. 2 people	17,631	To be terminated
MUK	N/A		Transfer cost center has no savings
AAH - Elkhart	3 design engineers	30,002	Terminated
	1 marketing person	8,750	Terminated
	Textron payment	(147,000)	Started in May. Ends in December
	Cancel Zubi	60,000	Savings start in September
	Pridon marketing fee	(30,000)	
AASV	Del Herr moved from Housing to AASV (1)	-	Moved
	Joyce Borton moved from Corp to AASV (2)	-	Moved
	Red. 2 people	26,400	Terminated
	Red. 3 people (plus)	51,635	Terminated
	Eliminated 7 Hourly Personnel (plus)	45,240	Terminated
	Red. 3 people	21,000	Terminated
CORP HQ	RIF savings	15,000	Executed
	BOD meeting fees (Oct.)	25,000	Requires BOD approval
	GAMCO Legal	(25,000)	Assumes increase in costs
	Liberty Legal	(50,000)	Assumes increase in costs
	ARBOC suit	(25,000)	Assumes increase in costs
	Temporary pay reductions	59,400	Executed
	Consolidated	$ 624,138	

Summary	Q4 Cash Savings
Housing	$ 511,513
Specialty Vehicles	104,854
Corporate	7,772
Consolidated	$ 624,138

(1) Dell Herr's quarterly compensation of $31,049 reallocated from Housing to AASV. Consolidated cash savings are zero.
(2) Joyce Borton's quarterly compensation of $8,372 reallocated from Corporate to AASV. Consolidated cash savings are zero.

CDG 37

2010 BUDGET REVIEW: HOUSING — TRADITIONAL & MAJOR PROJECTS Housing — Traditional and Major Projects: 2009 vs. 2008 Box volume declined 58.9% (2,880 boxes to 1,184 boxes per year). - ($19.1)mm EBITDA impact. Reduced fixed expenses 42.9%, $11.1mm ($25.9mm to $14.8mm). Variable cost per box increased 12.6%; $29,421/box to $33,115/box. — Direct labor increased $2,227/box; 36.1% (from $6,177/box to $8,405/box). — Direct material increased $594/box; 3.7% ($15,938/box to $16,531/box). — Variable other & selling increased $1,129/box; ($632/box to $1,761/box). • Standard cost of goods sold — $710k in 2009 — $179k in 2008; impact of $538/box. • Variable selling — $469k 2009 — $722k 2008 — impact $145/box (reduction 35%) as commissions/incentives did not fall proportionately. • Change in finished goods — $415k 2009 - $119k 2008; impact $309/box due to lower production/sales volume. • Variable cost of parts - $136/box. Box breakeven point reduced by 3.8%; 2,302 to 2,215. 38

2010 BUDGET REVIEW: HOUSING — TRADITIONAL & MAJOR PROJECTS Housing — Traditional and Major Projects: 2009 vs. 2008 Summary Financial Information Actual Volume Price Cost Actual 2008 2008 to 2009 2008 to 2009 2008 to 2009 2009 Total Boxes Shipped 2,880 (1,696) — - 1,184% Change -58.9% Gross Revenue (excl Oth Rev) — $ in 000s $99,657 $ (58,687) $ (3,046) $ — $37,925 Gross Revenue (excl Oth Rev) per Box Shipped 34,603 34,603 (2,572) — 32,031 Other Revenue — $ in 000s 8,469 (4,987) 3,453 — 6,935 Other Revenue per Box Shipped 2,941 2,941 2,917 — 5,857 Gross Revenue (incl Oth Rev) — $ in 000s 108,126 (63,674) 408 — 44,860 Gross Revenue (incl Oth Rev) per Box Shipped 37,544 37,544 344 — 37,888 Other Income — $ in 000s 13,023 (7,669) (398) (428) 4,528% Gross Revenue 13.1% 13.1% 13.1% -1.1% 11.9% Discounts & Allowances — $ in 000s (3,959) 2,331 121 (752) (2,258) % Gross Revenue -4.0% -4.0% -4.0% -2.0% -6.0% Net Revenue — $ in 000s 117,191 (69,012) 131 (1,179) 47,130 Net Revenue per Box Shipped 40,691 40,691 111 (996) 39,806 Variable Costs Direct Material — $ in 000s 45,901 (27,030) — 703 19,573 Direct Material per Box Shipped 15,938 15,938 — 594 16,531 Direct Labor — $ in 000s 17,791 (10,477) — 2,637 9,951 Direct Labor per Box Shipped 6,177 6,177 — 2,227 8,405 Variable Overhead — $ in 000s 9,232 (5,436) — 466 4,261 Variable Overhead per Box Shipped 3,205 3,205 — 393 3,599 Variable Delivery Expense — $ in 000s 9,988 (5,882) — (770) 3,337 Variable Delivery per Box Shipped 3,468 3,468 — (650) 2,818 Variable Other & Selling — $ in 000s 1,821 (1,073) — 1,337 2,086 Variable Other & Selling per Box Shipped 632 632 — 1,129 1,761 Total Variable Costs — $ in 000s 84,733 (49,899) — 4,373 39,208 Variable Cost per Box Shipped 29,421 29,421 — 3,693 33,115% (Reduction) / Increase 12.6% Variable Margin — $ in 000s 32,457 (19,114) 131 (5,552) 7,922 Variable Margin per Box Shipped 11,270 11,270 111 (4,689) 6,691% Net Revenue 27.7% 27.7% 16.8% Fixed Costs (excl Depr) Overhead — $ in 000s 11,120 — - (4,255) 6,865 Selling & Delivery — $ in 000s 8,495 — - (4,185) 4,311 Administration — $ in 000s 6,333 — - (2,690) 3,643 Total Fixed Cost — $ in 000s 25,948 — - (11,130) 14,818% (Reduction) / Increase -42.9% Cash Operating Profit (EBITDA) — $ in 000s $6,509 $ (19,114) $131 $5,578 $ (6,896) Breakeven Boxes 2,302 2,215% Change -3.8% Cap Ex — $ in 000s 811 393 Free Cash Flow — $ in 000s $5,698 $ (7,289) 39

2010 BUDGET REVIEW: HOUSING — TRADITIONAL & MAJOR PROJECTS Housing — Traditional and Major Projects: 2010 vs. 2009 Box volume increases 12.8% (1,184 boxes to 1,336 boxes per year). Net revenue per box increases 4.2%; $41,483/box from $39,806/box. — Increase in gross revenue pricing — 4.3%; $1,392/box — due largely to Casper College project. — Increase in other revenue — $1,173k; $878/box (overall) — due largely to increase in retail home sales. Variable cost per box increases 2.7%; $901/box. — Direct labor increases 15.3% over 2009 (56.9% over 2008); $9,689/box in 2010 compared to $8,405/box in 2009 ($6,177/box in 2008). — Variable overhead increases 24.4% over 2009; $4,480/box in 2010 compared to $3,599/box in 2009. • Mainly accrued warranty expense — $3,066k in 2010 vs. $1,732k in 2009; increase of $832/box. — Delivery expense $1,012/box less in 2010 vs. 2009. • Freight — outside carriers $433k less in 2010. • Crane rental $339/box less in 2010. Fixed costs reduced by 9.7% (48.4% reduction over 2 years). Box breakeven point reduced by 19.1%; 2,215 to 1,793. Box breakeven point has been reduced over the last two years by 22.1%. 40

2010 BUDGET REVIEW: HOUSING - TRADITIONAL & MAJOR PROJECTS

Housing - Traditional and Major Projects: 2010 vs. 2009

Summary Financial Information	Actual 2009	Volume 2009 to 2010	Price 2009 to 2010	Cost 2009 to 2010	7 Mos Actual / 5 Mos Proj 2010
Total Boxes Shipped	1,184	152	-	-	1,336
% Change	-58.9%				12.8%
Gross Revenue (excl Oth Rev) - $ in 000s	$ 37,925	$ 4,869	$ 1,860	$ -	$ 44,653
Gross Revenue (excl Oth Rev) per Box Shipped	32,031	32,031	1,392	-	33,423
Other Revenue - $ in 000s	6,935	890	1,173	-	8,999
Other Revenue per Box Shipped	5,857	5,857	878	-	6,736
Gross Revenue (incl Oth Rev) - $ in 000s	44,860	5,759	3,033	-	53,652
Gross Revenue (incl Oth Rev) per Box Shipped	37,888	37,888	2,270	-	40,159
Other Income - $ in 000s	4,528	581	222	(1,413)	3,919
% Gross Revenue	11.9%	11.9%	11.9%	-3.2%	8.8%
Discounts & Allowances - $ in 000s	(2,258)	(290)	(111)	510	(2,149)
% Gross Revenue	-6.0%	-6.0%	-6.9%	7.1%	-4.8%
Net Revenue - $ in 000s	47,130	6,050	3,145	(903)	55,422
Net Revenue per Box Shipped	39,806	39,806	2,354	(676)	41,483
Variable Costs					
Direct Material - $ in 000s	19,573	2,513	-	274	22,360
Direct Material per Box Shipped	16,531	16,531	-	205	16,736
Direct Labor - $ in 000s	9,951	1,278	-	1,716	12,945
Direct Labor per Box Shipped	8,405	8,405	-	1,284	9,689
Variable Overhead - $ in 000s	4,261	547	-	1,177	5,986
Variable Overhead per Box Shipped	3,599	3,599	-	881	4,480
Variable Delivery Expense - $ in 000s	3,337	428	-	(1,351)	2,413
Variable Delivery per Box Shipped	2,818	2,818	-	(1,012)	1,806
Variable Other & Selling - $ in 000s	2,086	268	-	(612)	1,741
Variable Other & Selling per Box Shipped	1,761	1,761	-	(458)	1,303
Total Variable Costs - $ in 000s	39,208	5,033	-	1,203	45,444
Variable Cost per Box Shipped	33,115	33,115	-	901	34,015
% (Reduction) / Increase				2.7%	
Variable Margin - $ in 000s	7,922	1,017	3,145	(2,107)	9,977
Variable Margin per Box Shipped	6,691	6,691	2,354	(1,577)	7,468
% Net Revenue	16.8%	16.8%			18.0%
Fixed Costs (excl Depr)					
Overhead - $ in 000s	6,865	-	-	(1,888)	4,977
Selling & Delivery - $ in 000s	4,311	-	-	1,045	5,356
Administration - $ in 000s	3,643	-	-	(588)	3,055
Total Fixed Cost - $ in 000s	14,818	-	-	(1,431)	13,387
% (Reduction) / Increase				-9.7%	
Cash Operating Profit (EBITDA) - $ in 000s	$ (6,896)	$ 1,017	$ 3,145	$ (675)	$ (3,410)
Breakeven Boxes	2,215				1,793
% Change	-3.8%				-19.1%
Cap Ex - $ in 000s	393				195
Free Cash Flow - $ in 000s	$ (7,289)				$ (3,605)

41

2010 BUDGET REVIEW: HOUSING — TRADITIONAL & MAJOR PROJECTS Housing — Traditional and Major Projects: Q4 2010 vs. Q2 2010 Box volume decreases 22.7%; 303 boxes in Q4 vs. 392 boxes in Q2. Net revenue per box increases $12,943/box; 35.7% increase over Q2. — Traditional Housing excluding other revenue — $34,084/box; 12.8% increase over Q2. - Major Projects excluding other revenue — $39,305/box; 161.5% increase over Q2 — Casper College price of ~$50k per box. — Other revenue — Traditional Housing increases $1,390k — more retail home sales. Variable cost per box increases 10.9%; $3,312/box. — Direct material increases $3,456/box; 22.5% increase over Q2 (function of Casper). — Direct labor increases $1,542/box, a 16.6% increase over Q2, to $10,811/box. — Variable overhead increases 48.2%; $1,534/box. • Warranty expense increases $823/box. • Benefits (on D/L and indirect labor) increases $924/box; mainly due to a Q2 workers’ compensation credit of $1,049/box. — Variable other & selling decreases $2,462/box ($1,125/box to $(1,337)/box). • Change in finished goods inventory decreases $1,736/box; $526k credit anticipated to pick up positive variance running Major Projects. • Variable cost of parts lower in Q4, positive $456/box. — Delivery expense decreases $758/box. • No freight out in Q4 2010 — $213/box reduction. • Contract labor decrease $253/box — virtually none in Q4 2010. Fixed costs in Q4 2010 are 12.2% lower than fixed costs in Q2 2010. Free cash flow turns positive — $957k. Breakeven boxes lowered 64.6% to 234 boxes per quarter. — Due mainly to increased net revenue per box. 42

2010 BUDGET REVIEW: HOUSING — TRADITIONAL & MAJOR PROJECTS Housing — Traditional and Major Projects: Q4 2010 vs. Q2 2010 Summary Financial Information Actual Volume Price Cost Projected 2Q 2010 2Q10 to 4Q10 2Q10 to 4Q10 2Q10 to 4Q10 4Q 2010 Total Boxes Shipped 392 (89) — - 303% Change -22.7% Gross Revenue (excl Oth Rev) — $ in 000s $11,317 $ (2,570) $2,415 $ — $11,163 Gross Revenue (excl Oth Rev) per Box Shipped 28,871 28,871 7,970 — 36,841 Other Revenue — $ in 000s 2,481 (563) 1,390 — 3,307 Other Revenue per Box Shipped 6,328 6,328 4,586 — 10,914 Gross Revenue (incl Oth Rev) — $ in 000s 13,798 (3,133) 3,804 — 14,470 Gross Revenue (incl Oth Rev) per Box Shipped 35,199 35,199 12,556 — 47,755 Other Income — $ in 000s 1,051 (239) 290 (511) 591% Gross Revenue 7.6% 7.6% 7.6% -3.5% 4.1% Discounts & Allowances — $ in 000s (626) 142 (173) 192 (464) % Gross Revenue -4.5% -4.5% -4.5% 1.3% -3.2% Net Revenue — $ in 000s 14,224 (3,229) 3,922 (319) 14,597 Net Revenue per Box Shipped 36,285 36,285 12,943 (1,052) 48,176 Variable Costs Direct Material — $ in 000s 6,010 (1,365) — 1,047 5,693 Direct Material per Box Shipped 15,332 15,332 — 3,456 18,788 Direct Labor — $ in 000s 3,633 (825) — 467 3,276 Direct Labor per Box Shipped 9,268 9,268 — 1,542 10,811 Variable Overhead — $ in 000s 1,248 (283) — 465 1,429 Variable Overhead per Box Shipped 3,183 3,183 — 1,534 4,717 Variable Delivery Expense — $ in 000s 616 (140) — (230) 246 Variable Delivery per Box Shipped 1,571 1,571 — (758) 813 Variable Other & Selling — $ in 000s 441 (100) - (746) (405) Variable Other & Selling per Box Shipped 1,125 1,125 — (2,462) (1,337) Total Variable Costs — $ in 000s 11,948 (2,713) — 1,004 10,239 Variable Cost per Box Shipped 30,479 30,479 — 3,312 33,791% (Reduction) / Increase 10.9% Variable Margin — $ in 000s 2,276 (517) 3,922 (1,322) 4,358 Variable Margin per Box Shipped 5,805 5,805 12,943 (4,364) 14,384% Net Revenue 16.0% 16.0% 29.9% Fixed Costs (excl Depr) Overhead — $ in 000s 1,690 — - (532) 1,159 Selling & Delivery — $ in 000s 1,254 — - 206 1,460 Administration — $ in 000s 884 — - (140) 743 Total Fixed Cost — $ in 000s 3,828 - — (466) 3,362% (Reduction) / Increase -12.2% Cash Operating Profit (EBITDA) — $ in 000s $ (1,552) $ (517) $3,922 $ (857) $997 Breakeven Boxes 659 234% Change -64.6% Cap Ex — $ in 000s 811 40 Free Cash Flow — $ in 000s $ (2,363) $957 43

2010 BUDGET REVIEW: HOUSING — TRADITIONAL & MAJOR PROJECTS Comparison of Q4 2010 Forecast to Q2 2010 Results EBITDA Bridge Q2 2010 Actual to Q4 2010 Forecast $2,000,000 $1,389,568 $1,500,000 $1,000,000 $500,000 $- $(500,000) $(1,000,000) $(1,500,000) $(2,000,000) $(2,500,000) $2,414,912 ($1,551,939) ($516,660) Q2 2010 Decrease in Increase in EBITDA Volume Price per Box ($201,480) ($983,646) Increase in Changes in Increase in Other Other Income Direct Material Revenues & Discounts Costs ($467,357) $229,692 ($465,067) Increase in Increase in Decrease in Direct Labor Variable Variable Costs Overhead Delivery Costs Costs $465,693 $996,545 $682,537 Decrease in Decrease in Q4 2010 Variable Other Fixed Costs EBITDA & Selling Costs 44

2010 BUDGET REVIEW: HOUSING — TRADITIONAL & MAJOR PROJECTS Comparison of Q4 2010 Forecast to Q2 2010 Results Variable Margin per Box Q2 2010 Actual to Q4 2010 Forecast $20,000 $11,891 $17,500 $15,000 $12,500 $10,000 $7,500 $5,805 $5,000 Q2 2010 Variable Margin per Box Increase in Net Revenue per Box ($3,246) ($1,542) Increase in Direct Increase in Direct Labor Material Cost per Box Cost per Box $758 ($1,534) Increase in Variable Decrease in Variable Overhead Cost per Box Delivery Cost per Box $2,253 $14,384 Decrease in Variable Q4 2010 Variable Other & Selling Cost Margin per Box per Box 45

2010 BUDGET REVIEW: HOUSING — TRADITIONAL & MAJOR PROJECTS Comparison of Q4 2010 Forecast to Q2 2010 Results Fixed Overhead Costs (ex. Depreciation) Q2 2010 Actual to Q4 2010 Forecast $1,800,000 $1,690,229 $1,600,000 ($230,327) $1,400,000 ($201,332) $1,200,000 $1,000,000 Q2 2010 Fixed Overhead Decrease in Fixed Costs (ex. Depreciation) Overhead Salaries & Benefits ($26,897) Decrease in Facility Costs Decrease in Machinery & Equipment Expense (1) $29,082 $1,158,539 ($102,216) Decrease in Other Fixed Decrease in Overhead Q4 2010 Fixed Overhead Operating Expense Depreciation Expense Costs (ex. Depreciation) (1) Decrease in facility costs due primarily to an increased insurance charge in Q2 resulting from the Company’s loss triangle calculations. This variance resulted in $214k of lower overall facilities costs. Other facilities costs, mainly utilities, increased $13k from Q2 to Q4 2010. 46

2010 BUDGET REVIEW: HOUSING — TRADITIONAL & MAJOR PROJECTS Comparison of Q4 2010 Forecast to Q2 2010 Results Fixed Selling & Delivery Costs (ex. Depreciation) Q2 2010 Actual to Q4 2010 Forecast $1,500,000 $368,738 $4,052 $1,459,898 ($2,683) $1,400,000 $1,300,000 $1,253,768 $1,200,000 ($45,059) $515 ($26,172) $1,100,000 ($93,261) $1,000,000 Q2 2010 Fixed Decrease in Fixed Decrease in Travel Increase in Sales Decrease in Sales Increase in Fixed Decrease in Other Decrease in Selling Q4 2010 Fixed Selling & Delivery Selling Payroll and & Entertainment Operating Expenses Promotional Costs Delivery Costs due Fixed Delivery Costs & Delivery Selling & Delivery Costs (ex. Benefits to Plant Closures Depreciation Costs (ex. Depreciation) Expense Depreciation) 47

2010 BUDGET REVIEW: HOUSING — TRADITIONAL & MAJOR PROJECTS Comparison of Q4 2010 Forecast to Q2 2010 Results Fixed Administrative Costs (ex. Depreciation) Q2 2010 Actual to Q4 2010 Forecast $900,000 $883,570 ($16,558) $850,000 $800,000 $750,000 $700,000 Q2 2010 Fixed Decrease in Fixed Administrative Costs (ex. Administrative Payroll and Depreciation) Benefits ($15,851) ($114,775) Decrease in Office Costs Decrease in Professional Services Costs (1) (2) $6,401 Increase in Other Admin Operating Expenses $651 $743,438 Decrease in Administrative Q4 2010 Fixed Depreciation Expense Administrative Costs (ex. Depreciation) (1) Decrease in office costs due primarily to lower utilities and rent. (2) Decrease in professional services costs due to assumption of no significant claims, settlements or fees in Q4 2010. Q2 2010 was abnormally higher than the historical run rate. 48

2010 BUDGET REVIEW: HOUSING — TRADITIONAL & MAJOR PROJECTS Fixed Cost vs. Variable Margin The Company’s fixed costs have exceeded its variable margin in recent periods. — In the latest quarter available, Q2 2010, variable margin was $2.3mm and fixed costs were $3.8mm, resulting in an EBITDA loss of $1.5mm. Recent actions undertaken by the Company to reduce its fixed costs have been successful in minimizing cash burned throughout the downturn in the housing market and the broader economy. — Fixed costs are projected to total $13.4mm in 2010, a 48.4% decrease from the $25.9mm in fixed costs in 2008. Q4 2010 is the projected to be the first quarter since Q3 2008 with positive EBITDA, at just under $1.0mm. Annual Fixed Cost vs. Variable Margin $2008 -2010 $35,000,000 $32,457,451 $30,000,000 $25,948,417 $25,000,000 $20,000,000 $14,818,255 Quarterly Fixed Cost vs. Variable Margin $ Q1 2008 — Q4 2010 $12,000,000 $10,215,406 $10,057,410 $10,000,000 $8,659,716 $8,000,000 $7,159,678 $7,045,661 $6,108,505 $6,000,000 $5,634,573 $15,000,000 $10,000,000 $5,000,000 $- 2008 Total Fixed Costs $13,387,117 $9,977,484 $7,922,333 2009 2010 Total Variable Margin $ $4,000,000 $2,000,000 $- Q1 2008 Q2 2008 Q3 2008 Total Fixed Costs $4,358,419 $4,256,742 $4,042,588 $4,353,273 $3,590,634 $3,827,567 $3,283,802 $3,361,874 $3,524,919 $2,913,875 $2,165,652 $2,176,764 $2,275,628 $1,405,400 $1,517,307 $1,408,992 $1,166,674 Q4 2008 Q1 2009 Q2 2009 Q3 2009 Q4 2009 Q1 2010 Q2 2010 Q3 2010 Q4 2010 Total Variable Margin $ 49

2010 BUDGET REVIEW: HOUSING — TRADITIONAL & MAJOR PROJECTS Breakeven Boxes Sold vs. Actual Boxes Sold The cost reduction actions that the Company has undertaken in recent periods have resulted in a 22.1% decrease in annual breakeven boxes from 2008 to 2010. — To break even in 2008, 2,302 boxes needed to be sold. In 2010, the breakeven point is projected to be 1,793 boxes. The significant increase in net revenue and variable margin per box due to the Casper College project is the main driver to the reduction in breakeven boxes in Q4 2010. Breakeven boxes increased steadily from Q4 2009 to Q3 2010 due mainly to increases in labor cost per unit. Annual Breakeven vs. Actual Boxes Sold 2008 — 2010 3,500 3,000 2,880 2,500 2,302 2,215 2,000 1,793 1,500 1,336 1,184 Quarterly Breakeven vs. Actual Boxes Sold Q1 2008 — Q4 2010 1,400 1,200 1,000 947 976 800 769 750 749 731 659 595 606 600 547 522 514 433 422 427 375 392 1,000 400 341 316 300 303 277 216 234 500 200 — - 2008 2009 2010 Q1 2008 Q2 2008 Q3 2008 Q4 2008 Q1 2009 Q2 2009 Q3 2009 Q4 2009 Q1 2010 Q2 2010 Q3 2010 Q4 2010 Actual Boxes Breakeven Boxes Actual Boxes Breakeven Boxes 50

2010 BUDGET REVIEW: HOUSING — TRADITIONAL & MAJOR PROJECTS Boxes Sold & Net Revenue per Box Volume has declined substantially since 2008. Boxes sold in 2010 are projected to be 1,336, a 53.6% decrease from 2008, but a 12.8% improvement over 2009. During 2010, net revenue per box is projected to be $41,483, representing an increase of 1.9% and 4.2% over 2008 and 2009, respectively. The projected revenue per box in Q3 and Q4 2010 are materially improved over Q2 2010. — Q4 2010 revenue per box is primarily driven by the Casper College project (~$50k per box) in conjunction with increased retail home sales. — During Q4 2010, retail home sales are projected to increase ~$911k over Q2 2010. Management has indicated that net revenue per box can vary greatly due to product mix. Annual Boxes Sold & Net Revenue per Box 2008 -2010 4,000 $42,000 $41,483 3,500 $40,691 $41,000 3,000 2,880 $40,000 $39,806 2,500 $39,000 Quarterly Boxes Sold & Net Revenue per Box Q1 2008 — Q4 2010 1,500 $50,000 $48,176 $47,262 1,250 $45,000 $42,084 $41,645 $41,334 $40,103 $40,049 $39,644 1,000 947 $40,789 $40,000 $38,372 769 731 $36,285 2,000 $38,000 750 $35,846 $35,000 1,500 1,336 $37,000 1,184 500 433 $30,000 375 392 1,000 $36,000 316 341 277 300 303 250 216 $25,000 500 $35,000 — $34,000 — $20,000 2008 2009 2010 Q1 2008 Q2 2008 Q3 2008 Q4 2008 Q1 2009 Q2 2009 Q3 2009 Q4 2009 Q1 2010 Q2 2010 Q3 2010 Q4 2010 Actual Boxes Net Revenue per Box Actual Boxes Net Revenue per Box 51

2010 BUDGET REVIEW: HOUSING — TRADITIONAL & MAJOR PROJECTS Variable Margin per Box Variable margin per box is projected to increase slightly in 2010 from levels achieved in 2009. 2010 is projected to achieve an 18.0% variable margin ($7,468 per box, an improvement of $777 per box over 2009). — The variable margin dollar improvement projected in 2010 is comprised of a $1,677 increase in net revenue per box, offset by a $900 increase in variable cost per box. Q4 2010 is projected to show substantial variable margin improvement over Q2 2010. — This improvement is mainly price driven, as variable cost also increases during the period. Annual Variable Margin per Box 2008 — 2010 $70,000 40.0% $60,000 30.0% 27.7% $50,000 20.0% 18.0% 16.8% $41,483 $40,691 $39,806 $40,000 10.0% Quarterly Variable Margin per Box Q1 2008 — Q4 2010 $80,000 40.0% 32.6% 28.1% 29.9% 26.9% 24.2% 20.0% $60,000 16.0% 20.0% 14.9% 14.2% 15.3% 11.6% 9.4% $47,262 $48,176 $42,084 $41,645 $41,334 $40,103 $40,049 $40,789 $40,238 $39,644 $33,115 $34,015 $40,000 $38,372 $37,445 0.0% $35,846 $35,261 $36,285 $30,000 $29,421 0.0% $32,648 $33,913 $33,791 $29,262 $30,238 $30,069 $30,773 $30,479 $27,025 $20,000 (10.0%) $20,000 (20.0%) $11,270 $13,079 $11,846 $14,384 $10,000 (20.0%) $10,787 $9,575 $6,691 $7,468 $8,141 $7,025 $4,459 $5,074 $6,383 $5,805 $3,889 $- (30.0%) $- (40.0%) 2008 2009 2010 Q1 2008 Q2 2008 Q3 2008 Q4 2008 Q1 2009 Q2 2009 Q3 2009 Q4 2009 Q1 2010 Q2 2010 Q3 2010 Q4 2010 Net Revenue Variable Cost Variable Margin Variable Margin % Net Revenue Variable Cost Variable Margin Variable Margin % 52

2010 BUDGET REVIEW: HOUSING — TRADITIONAL & MAJOR PROJECTS Variable Materials Cost — Total & per Box Variable materials cost per box in 2010 is projected to increase 5.0% and 1.2% from 2008 and 2009, respectively. From Q2 2010 to Q4 2010, variable materials cost per box is projected to increase 22.5% from $15,332 to $18,788. The nature of the Casper College project leads to higher materials cost per box during Q4 2010. — Each box is comprised of two rooms, and each room has a tiled bathroom and premium windows designed to insulate during the winter. Casper College is located in Wyoming. Annual Variable Materials Cost — Total & per Box 2008 — 2010 $50,000,000 $17,000 $45,900,725 $16,736 $45,000,000 $16,750 $16,531 $40,000,000 $16,500 $35,000,000 $16,250 $30,000,000 $15,938 $16,000 $25,000,000 $15,750 $22,359,515 $19,573,101 Quarterly Variable Materials Cost — Total & per Box Q1 2008 — Q4 2010 $20,000,000 $20,000 $18,788 $17,439 $17,693 $16,119 $16,717 $16,439 $16,392 $15,581 $15,332 $15,411 $15,264,665 $15,813 $15,000,000 $15,328 $15,000 $11,981,929 $12,017,222 $10,000,000 $10,000 $6,636,909 $6,268,817 $6,033,429 $6,010,112 $5,692,784 $4,996,811 $20,000,000 $15,500 $5,000,000 $4,540,624 $4,623,190 $5,000 $3,766,849 $15,000,000 $15,250 $10,000,000 $15,000 $- $- 2008 2009 2010 Q1 2008 Q2 2008 Q3 2008 Q4 2008 Q1 2009 Q2 2009 Q3 2009 Q4 2009 Q1 2010 Q2 2010 Q3 2010 Q4 2010 Total Cost of Direct Material Direct Material Cost per Box Total Cost of Direct Material Direct Material Cost per Box 53

2010 BUDGET REVIEW: HOUSING — TRADITIONAL & MAJOR PROJECTS Direct Labor Cost — Total & per Box Total direct labor cost has declined as volumes have come down from 2008 highs. On a simple per box basis, direct labor cost in 2010 is projected to be up 56.9% and 15.3% over 2008 and 2009, respectively. However, the Company’s product mix (traditional builder, home store, major projects and military projects) has significantly varying total direct labor cost, as the extent of site work required to be performed by the Company varies per contract. This will require deeper analysis. Direct labor cost per box has generally trended upwards since Q2 2009. In Q4 2010, direct labor cost per box is projected to be $10,811, up 16.6% over Q2 2010. An important next step in the Company’s budgeting process will be rationalizing and analyzing plant operations in light of the reduced market size. Annual Direct Labor Cost — Total & per Box 2008 -2010 $20,000,000 $9,689 $17,791,188 $8,405 $16,000,000 $10,000 $8,000 Quarterly Direct Labor Cost — Total & per Box Q1 2008 — Q4 2010 $7,000,000 $12,967 $6,000,000 $5,387,016 $10,010 $5,000,000 $8,895 $9,268 $10,811 $14,000 $12,000 $10,000 $6,177 $12,000,000 $8,000,000 $4,000,000 $- 2008 Total Cost of Direct Labor $12,944,968 $9,951,356 2009 2010 Direct Labor Cost per Box $4,216,627 $6,000 $4,000,000 $3,000,000 $5,483 $4,000 $2,000,000 $2,000 $1,000,000 $- $- Q1 2008 $4,598,327 $8,289 $3,589,218 $6,290 $6,650 $2,800,946 $5,689 $2,493,690 Q2 2008 Q3 2008 Q4 2008 Q1 2009 Q2 2009 Total Cost of Direct Labor $8,585 $8,000 $3,633,168 $7,018 $3,275,648 $3,033,066 $3,003,086 $6,000 $2,712,790 $1,943,930 $4,000 $2,000 $- Q3 2009 Q4 2009 Q1 2010 Q2 2010 Q3 2010 Q4 2010 Direct Labor Cost per Box 54

2010 BUDGET REVIEW: HOUSING — TRADITIONAL & MAJOR PROJECTS Next Steps CDG has identified the following items as important next steps for All American Group’s budgeting process. - Performing a plant rationalization analysis to determine cost/benefit of plant closures and streamlining of operations. • Includes a plant level analysis of direct labor, materials and other variable costs for potential improvement opportunities. — Building a longer term, bottoms up projection model (1.5+ years). — Analyzing the retail housing business and risks associated with such operations. — Completing an analysis of the profitability of each of the Company’s business segments. — Evaluating the use and increased cost per box of labor. 55

IV. 2010 Budget Review: Specialty Vehicles

2010 BUDGET REVIEW: SPECIALTY VEHICLES Specialty Vehicles Summary Total net revenue in the Specialty Vehicles segment is projected to be $27.2mm in 2010. Operating EBITDA is projected to be $3.1mm in 2010. — Net revenue is projected to be $85,818 per bus. — Variable margin for 2010 is projected to be 19.9% or $5.4mm ($17,121 per bus). — Fixed costs, most of which are overhead, are projected to be $2.3mm for 2010. Projections indicate that $11.6mm or 134 buses are needed to break even. Through the first half of 2010, 146 buses have been sold for $12.7mm of revenue. — The Company is projected to sell 317 buses for the year, 183 higher than the breakeven point. Summary Financial Information 2010 Q1 Q2 Q3 Q4 1H 2H Full Year Total Buses Sold 84 62 82 89 146 171 317 Net Revenue $7,273,118 $5,401,717 $6,999,900 $7,529,500 $12,674,835 $ 14,529,400 $27,204,235 Net Revenue per Bus 86,585 87,124 85,365 84,601 86,814 84,967 85,818 Variable Costs Material Cost 5,458,105 4,033,773 5,984,586 6,673,279 9,491,878 12,657,865 22,149,743 Material Cost per Bus 64,977 65,061 72,983 74,981 65,013 74,023 69,873 Variable Direct Labor 317,418 277,681 351,412 331,968 595,099 683,380 1,278,479 Variable Direct Labor per Bus 3,779 4,479 4,286 3,730 4,076 3,996 4,033 Variable Overhead (109,028) (94,152) (606,492) (902,411) (203,180) (1,508,903) (1,712,083) Variable Overhead per Bus (1,298) (1,519) (7,396) (10,139) (1,392) (8,824) (5,401) Variable Delivery 10,812 21,413 15,873 12,756 32,225 28,629 60,854 Variable Delivery per Bus 129 345 194 143 221 167 192 Total Variable Costs 5,677,307 4,238,715 5,745,379 6,115,592 9,916,022 11,860,971 21,776,993 Total Variable Costs per Bus 67,587 68,366 70,066 68,715 67,918 69,362 68,697 Total Variable Margin 1,595,811 1,163,002 1,254,521 1,413,908 2,758,813 2,668,429 5,427,242 Total Variable Margin per Bus 18,998 18,758 15,299 15,887 18,896 15,605 17,121 % Net Revenue 21.9% 21.5% 17.9% 18.8% 21.8% 18.4% 19.9% Total Fixed Costs (excl Depr) Overhead (excl Depr) 638,113 495,587 499,550 502,814 1,133,700 1,002,364 2,136,064 Selling & Admin (excl Depr) 46,404 38,869 47,135 33,250 85,273 80,385 165,658 Total Fixed Costs (excl Depr) 684,517 534,456 546,685 536,064 1,218,973 1,082,749 2,301,722 Operating EBITDA $911,294 $628,546 $ 707,836 $877,844 $1,539,840 $1,585,680 $3,125,520 Breakeven Revenue $3,119,776 $2,482,352 $3,050,360 $2,854,708 $5,600,337 $5,895,489 $11,537,460 Breakeven Buses 36 28 36 34 65 69 134 Actual Buses Over / (Under) Breakeven Buses 48 34 46 55 81 102 183 57

2010 BUDGET REVIEW: SPECIALTY VEHICLES Fixed Cost vs. Variable Margin Variable margin in the Specialty Vehicles segment exceeded its fixed costs during the first half of 2010 and are projected to continue to exceed fixed costs for the remainder of 2010. Operating EBITDA was $1.5mm in the first half of 2010 and is projected to be $1.6mm in the second half of 2010. Fixed Cost vs. Variable Margin 2010 $5,500,000 $5,000,000 $4,500,000 $4,000,000 $3,500,000 $3,000,000 $2,500,000 $2,000,000 $1,595,811 $1,500,000 $1,000,000 $1,163,002 $684,517 $534,456 $500,000 $- Q1 Q2 Total Fixed Cost $2,758,813 $1,413,908 $1,218,973 $1,254,521 $546,685 $536,064 Q3 Q4 1H $5,427,242 $2,668,429 $2,301,722 $1,082,749 2H Full Year Total Variable Margin $ 58

2010 BUDGET REVIEW: SPECIALTY VEHICLES Breakeven Buses Sold vs. Actual Buses Sold The Company has exceeded its quarterly breakeven buses point each quarter thus far in 2010. That trend is expected to continue into the second half of the year. Projections indicate that the Company must sell 134 buses for the entire year to break even in 2010. Through the first half of the year, 146 buses were sold. — The company projects sales of another 171 buses during the second half of 2010. Breakeven vs. Actual Buses Sold 2010 350 317 300 250 200 171 150 146 134 100 89 84 82 62 65 69 50 36 36 34 28 — Q1 Q2 Q3 Q4 1H 2H Full Year Actual Buses Breakeven Buses 59

2010 BUDGET REVIEW: SPECIALTY VEHICLES Buses Sold and Net Revenue per Bus Volume dipped in second quarter but is expected to rebound in Q3 and Q4 2010. Pricing increased during the second quarter but is expected to decline slightly in Q3 and Q4 2010. For the full year 2010, the Company is expected to sell 317 buses at $85,818 per bus. Buses Sold and Net Revenue per Bus 2010 350 300 250 200 150 100 50 — $87,124 $86,585 $85,365 84 82 62 Q1 Q2 Q3 Actual Buses $86,814 $84,601 146 89 Q4 1H 317 $85,818 $84,967 171 2H Full Year Net Revenue per Bus $90,000 $88,000 $86,000 $84,000 $82,000 $80,000 $78,000 60

2010 BUDGET REVIEW: SPECIALTY VEHICLES Variable Cost per Bus The Company’s variable cost per bus remains rather constant in 2010 between $67,500 and $70,000 per bus. — During the first half of the year, variable cost per bus was $67,918. Variable cost is projected to increase to $69,362 per bus during the second half of the year. For the full year, variable cost per bus is projected to be $68,697. Variable Cost per Bus 2010 $71,000 $70,066 $70,000 $69,362 $69,000 $68,715 $68,697 $68,366 $68,000 $67,918 $67,587 $67,000 $66,000 $65,000 Q1 Q2 Q3 Q4 1H 2H Full Year Variable Cost per Bus 61

V. Strategic Alternatives

STRATEGIC ALTERNATIVES Strategic Alternatives As Management and the Board are fully aware, the Company is operating in a constrained liquidity environment. There are a number of significant cash events (i.e. timing of large collections, payment demands of key creditors, start up of large projects and related bonding requirements, timing of asset sales, release of escrows) that may significantly impact the Company’s operations and its liquidity. The Company will need access to additional capital to stabilize its business and execute on strategic alternatives. The Strategic Alternatives to the Company involve Out-of-Court and In-Court options: Out-of-Court Options: — Going private transaction — Requires analyzing the cost savings of public reporting requirements and the benefits of conducting a “turnaround” as a private company relative to the cost of purchasing the outstanding equity. o Questions that need to be addressed include: What is a fair price for the business in its current operating condition? What are the funding requirements for the operating business? What are the transaction costs? Anticipated public company annual cost savings total $854,000. (See detail on following page). - Convert Debt to Equity — Reduced leverage could improve customer’s/supplier’s/bonding companies’ confidence in the Company’s financial stability. May eliminate the fear of default risk. Feasibility dependent on factors such as the 20% annual PIK interest and conversion price at $0.61 when stock is trading well below that price. Conversion of $12.5 million at $0.61 would result in ~20.5 million shares. In addition, debt investors may prefer debt securities if they are not comfortable that the Company’s liquidity problems have been solved. A debt conversion will be more likely with an infusion of new liquidity. o Questions that need to be addressed: What are the funding requirements for the operating business? Is this a permanent fix to the capital structure? - Sell Vehicle business to fund Housing segment — The vehicle business currently has some ownership issues that need to be resolved before it can be sold and the value of the business may be significantly higher after a track record of success has been established. o Questions that need to be addressed: Does the company have adequate liquidity to pursue a sales process under the current conditions? Is this the right time to sell the vehicle business? 63

STRATEGIC ALTERNATIVES Strategic Alternatives Benefits of Going Private: Annual public company costs estimated by the Company to be $854,000. Annual Public Company Costs Board of Director meetings $30,000 Annual Report (including proxy) 7,500 Press releases & con calls 10,000 SEC Fees (FR filing). 1,500 Stock Transfer agent fees 31,000 BOD fees 25,000 Legal fees related to being public 125,000 Annual meeting costs (proxy, tabulations,etc.) 22,000 D&O insurance -est. save of excess layers 400,000 Audit Fee -est. save beyond ‘09 reduction 50,000 Misc. software, services, publications 2,000 Corporate Executive Board Subscription — Staff Reductions 100,000 Internal Audit Dept. elimination 50,000 Total Annual Public Company Costs $854,000 64

STRATEGIC ALTERNATIVES

Strategic Alternatives

- **In-Court Options:**
  - **Chapter 7 or Chapter 11 liquidation** - Without additional funding, this may be the most likely in-court option for the Company. A detailed wind down analysis will need to be developed for Chapter 7 or Chapter 11 scenarios.
    - The value of the Company's assets, excluding the vehicle manufacturing plant, which is collateral for the Lake City Bank Loan, include the Company's buildings, equipment, accounts receivable and inventory.
    - The builder buyback home inventory of $3.2 million estimated by management to be worth 30% of book value in an auction (estimate ~30 days) and the model home inventory of $4.4 million is estimated by management to be worth 15% of book value in an auction (estimate ~30 days).
    - The remainder of the inventory would most likely yield significantly discounted values.
    - Buildings have been difficult to sell in the current environment and the cranes would be worth some fraction of book value.
  - **Chapter 11 363 Sale** - Requires a minimum of 3 to 6 months of financing to sell business in its entirety or in segments
    - Will this provide a better recovery to stakeholders than a Plan of Reorganization?
    - May be the only alternative if the Company only has short-term DIP financing.
  - **Chapter 11 Restructuring (Traditional, Preplanned or Prepackage)** - Requires 6 to 12 months DIP financing, plus exit financing. Need to consider Chapter 11 costs compared to savings from expunging certain liabilities (see next page).
    - Need to understand likely impact on the operating business of the different types of Chapter 11.
    - Determine valuation, debt capacity and stakeholder claims going into the restructuring process.
    - Sell Vehicle Segment to fund exit and provide distribution to stakeholders and reorganize around housing segment.
    - Sell Housing Segment and reorganize around the Specialty Vehicle Segment.
    - Consider costs and benefits of Preplanned versus Prepackaged Chapter 11 filing.

CDG

65

STRATEGIC ALTERNATIVES Strategic Alternatives Impact of a filing: Potential Benefits to filing: — Textron Liability ($3.2 million less benefit to Company estimated to be $2.3 million) — RV Warranty Claims ($1.3 million accrued as of 7/31, $0.7 million estimated) — GAMCO liability (litigation surrounding H.I.G. transaction — board candidates were disqualified) ($50,000 in legal fees) — Liberty forced to settlement and release collateral (Estimated $3.0 million) — R.W. Baird Claim ($250,000 — $800,000) — Other Litigation Claims? — Rejection of Leases ($720,000 annually) — Other unsecured claims (trade and other operating accrued liabilities) ($2.7 million) — RV repurchase obligations under the risk pool accounts ($800,000) Potential Costs: - Professional Fees ($5.9 million — assuming a 9 month bankruptcy) — Critical vendor payments ($3.1 million) — 503b9 claims ($1.2 million — may be able to reduce when negotiating critical vendor payments) — Vendors demanding of COD terms ($2 — $3 million) — A/R slowdown (may be limited)? — Military contracts and other public projects will be more difficult to secure in Chapter 11. (No projected military projects for remainder of 2010)? — Bonding requirements? — How would Forest River escrow be impacted by expunging those liabilities? (approximately $3.1 million) 66

STRATEGIC ALTERNATIVES

Strategic Alternatives

Benefits of a filing:

- **Elimination of estimated $2.7 million of accounts payable.**

Elimination of Accounts Payable	
A/P (less Insurance and Received not yet vouchered)	$ 6,943,314
Less:	
503b9	1,200,000
Critical Vendor Payments	3,065,743
Total	**$ 2,677,571**

- **Elimination of potential Textron repurchase obligation of $3.2 million.**
- **Rejection of approximately $60,000 per month of leases resulting in $720,000 savings annually.**

Lessor	Property/Asset	Location	Start Date	Expiration Date	Monthly Rent Amount	Lease Rejection Yes / No	Lease Rejection Amounts
Ben Hill County Development Authority	Empty Facility	Ben Hill, GA	3/14/03	12/31/11	$ 1,333	Yes	$ 1,333
William Feldhorn	Empty Facility	Chino, CA	7/1/04	11/30/11	33,553	Yes	33,553
William Feldhorn	Empty Facility	Chino, CA	7/1/04	11/30/11	5,763	Yes	5,763
William Feldhorn	Empty Facility	Chino, CA	7/1/04	11/30/11	4,462	Yes	4,462
Byrens, Inc.	Model Center - In use	Columbia City, IN	1/30/08	1/31/11	2,000	No	-
Greenley/Sharp, Inc.	Land for Model Center	Indianola, IA	2/1/10	2/28/13	1,177	Yes	1,177
Greenley/Sharp, Inc.	Land for Model Center	Indianola, IA	2/1/10	2/28/13	2,483	Yes	2,483
Magda M. Hommel	Model Center - In use	Newport, TN	3/1/10	2/28/11	1,725	No	-
Andy D'Ambrosio and Jamie Finnick	Land for Model Center	Longmont, CO	4/23/10	3/31/13	6,500	Yes	6,500
IBM Credit LLC	Software	IN	3/9/06	3/31/11	314	No	-
IBM Credit LLC	Software	IN	3/30/06	12/1/11	1,166	No	-
KIP America	Equipment	CO	2/23/07	2/23/12	789	No	-
Neopost Leasing, Inc.	Mailing Machines	IN	11/20/06	7/20/12	331	No	-
Neopost Leasing, Inc.	Mailing Machines	IN	11/20/06	7/20/12	121	No	-
Industrial Leasing, Inc.	15 Caterpillar Forklifts	VA, IA, IN	10/30/09	8/31/13	5,680	Yes (partial)	1,704
Icynene Corp.	Spray Equipment	CO, IA, NC, VA	9/17/08	12/31/11	7,374	Yes (partial)	3,687
Total					$ 74,769		$ 60,661

67

STRATEGIC ALTERNATIVES Strategic Alternatives Filing Costs: Potential for vendors to demand COD payments ($2 — $3 million) Professional Fees of $650K per month for 9 months = $5.9 million 503b9 cash cost = $1.2 million (paid at emergence) Critical Vendor Payments = $3.1 million (paid within the first 30 — 60 days after filing) Critical Vendor 7/31/2010 503b9 $ % Comments/Assumptions A/P Trade $2,057,596 $1,200,000 $343,038 40% 2/3 of 0 to 30 days A/P would be within 20 days. Accrued Payables Checks Outstanding 2,540,824 — 1,016,330 40% Insurance and other 1,237,315 — - 0% Offset by prepaid Insurance Other A/P Accruals 602,560 - 241,024 40% Unclear what these Prepaids represtent P Card 244,149 — 244,149 100% Mtn. Living Repurchase Liability 287,095 — - 0% Can this be expunged? Retail/WIP Job Cost Accrual 273,360 - 273,360 100% Mechanics Liens likely apply here Chassis Inventory/Payable 881,085 — 881,085 100% Key Vendor Accrued Utilities 9,350 — 9,350 100% Key Vendor Uncollectable Credits 16,660 — - 0% Legal Bills 57,407 — 57,407 100% Possibly key professionals ARBOC — Not included in A/P balance Received not yet vouchered 761,924 — - 0% Will become a Payable in normal course of business Returned Good to Vendors for Credit (26,772) — - 0% Less: Insurance and other (1,237,315) Received not yet vouchered (761,924) Total $6,943,314 $1,200,000 $3,065,743 68

STRATEGIC ALTERNATIVES Sensitivity Analysis (in Millions, except Price per Share) Pre-Money Post-Money Current 8/30/2010 Purchase Price Sensitivity Price per Share $0.25 $0.27 $0.29 $0.31 $0.33 $0.35 $0.37 $0.39 Premium to Current Market 0.0% 8.0% 16.0% 24.0% 32.0% 40.0% 48.0% 56.0% Premium to 52-Week High -83.9% -82.6% -81.3% -80.0% -78.7% -77.4% -76.1% -74.8% Premium to 52-Week Low 19.0% 28.6% 38.1% 47.6% 57.1% 66.7% 76.2% 85.7% Premium to 1 Day Prior -7.4% 0.0% 7.4% 14.8% 22.2% 29.6% 37.0% 44.4% Premium to 1 Week Prior -41.9% -37.2% -32.6% -27.9% -23.3% -18.6% -14.0% -9.3% Premium to 3 Months Prior -72.2% -70.0% -67.8% -65.6% -63.3% -61.1% -58.9% -56.7% Premium to 1 Year Prior -79.2% -77.5% -75.8% -74.2% -72.5% -70.8% -69.2% -67.5% Premium to 3 Years Prior -96.2% -95.9% -95.6% -95.3% -95.0% -94.7% -94.4% -94.1% Premium to 1-Month Average -39.0% -34.1% -29.3% -24.4% -19.5% -14.6% -9.8% -4.9% Premium to 3-Month Average -54.0% -50.3% -46.7% -43.0% -39.3% -35.6% -31.9% -28.3% Premium to 1-Year Average -76.8% -75.0% -73.1% -71.3% -69.4% -67.6% -65.7% -63.9% Shares Outstanding 36.684 36.684 36.684 36.684 36.684 36.684 36.684 36.684 Equity Value $9.2 $9.9 $10.6 $11.4 $12.1 $12.8 $13.6 $14.3 Plus: Total Debt(1) $14.8 $14.8 $14.8 $14.8 $14.8 $14.8 $14.8 $14.8 Less: Cash on Hand(2) ($3.6) ($3.6) ($3.6) ($3.6) ($3.6) ($3.6) ($3.6) ($3.6) Value per Share $0.10 $0.10 $0.10 $0.10 $0.10 $0.10 $0.10 $0.10 Implied Enterprise Value $20.4 $21.1 $21.9 $22.6 $23.3 $24.1 $24.8 $25.5 Enterprise Value / LTM 6/30/2010 Revenue 0.28x 0.29x 0.30x 0.31x 0.32x 0.33x 0.34x 0.35x Enterprise Value / 2010E Revenue 0.24x 0.25x 0.26x 0.27x 0.28x 0.29x 0.30x 0.31x Enterprise Value / LTM 6/30/2010 EBITDA NM NM NM NM NM NM NM NM Enterprise Value / 2010E EBITDA NM NM NM NM NM NM NM NM LTM 6/30/2010 Revenue(3) 72.7 2010E Revenue(4) 83.7 LTM 6/30/2010 EBITDA(3) (8.7) -12.0% 2010E EBITDA(4) (4.4) -5.2% (1) Source: Company 10-Q. Balance as of 8/24/10 per the Second Amended and Restated Tranche B Note. (2) Per Company 10-Q as of 6/30/10. Excludes $12.9 million of restricted cash. (3) Source: Capital IQ. (4) Source: Company budget. 69

Appendix: Housing Budget Detail

APPENDIX Total & per Box Gross Revenue — Traditional Builders Substantial volume declines since 2008 have driven down total revenues in this segment. For sales of boxes to traditional builders, gross pricing declined during 2009 to $31,241 per box. It is expected to recover in 2010 to $32,265 per box. Pricing in the second half of 2010 is projected to be materially higher than during Q2 2010. — Q4 2010 price per box is forecasted to be $34,084, a 10.5% increase over Q2 2010. The figures below exclude the impact of retail home sales. Annual Total & per Box Revenue — Traditional Quarterly Total & per Box Revenue — Traditional 2008 — 2010 Q1 2008 — Q4 2010 $60,000,000 $34,000 $25,000,000 $35,000 $34,084 $55,650,377 $33,184 $33,135 $20,000,000 $32,626 $33,000 $50,000,000 $33,000 $32,044 $31,888 $31,991 $31,406 $15,297,998 $15,334,279 $31,121 $32,224 $32,265 $15,000,000 $31,000 $30,834 $30,850 $13,116,260 $40,000,000 $32,000 $11,901,840 $30,011 $10,000,000 $9,149,699 $29,000 $8,421,963 $8,780,735 $31,241 $7,748,857 $30,710,296 $6,729,139 $7,082,601 $30,000,000 $31,000 $5,000,000 $4,874,005 $27,000 $25,876,855 $3,800,152 $20,000,000 $30,000 $- $25,000 2008 2009 2010 Q1 2008 Q2 2008 Q3 2008 Q4 2008 Q1 2009 Q2 2009 Q3 2009 Q4 2009 Q1 2010 Q2 2010 Q3 2010 Q4 2010 Total Tradtional Revenue excl Other Revenue Traditional Revenue excl Other Revenue per Box Total Tradtional Revenue excl Other Revenue Traditional Revenue excl Other Revenue per Box 71

APPENDIX Total & per Box Gross Revenue — Major Projects Major Projects revenues come from a small number orders, each with high box volumes. These orders come in sporadically. Therefore, as the numbers below indicate, revenues from Major Projects can show substantial fluctuations on a period-to-period basis, depending on the timing and completion of individual projects. Price per box is projected to be $36,008 during 2010, representing declines of 19.6% and 6.7% vs. 2008 and 2009, respectively. Per management, the decline is due in large part to increased competition for these projects and variations in spec requirements. Pricing in Q4 2010 is projected to be materially higher than in Q2 2010. Price per box in Q4 is projected to be $39,305, 61.5% higher than in Q2 2010, due in part to higher amenity levels in the Casper College project vs. projects in Q2. — The Casper College project comprises a large portion of Q4 Major Project revenues. Casper College is priced at roughly $50k per box, opposed to $25k — $35k for most other Major Projects. Annual Total & per Box Revenue — Major Projects Quarterly Total & per Box Revenue — Major Projects 2008 — 2010 Q1 2008 — Q4 2010 $15,000,000 $50,000 $7,000,000 $70,000 $13,322,913 $6,288,838 $6,000,000 $60,000 $12,000,000 $46,000 $44,765 $5,000,000 $49,266 $50,000 $44,452 $44,984 $43,112 $9,000,000 $42,000 $4,000,000 $38,579 $40,000 $39,305 $38,579 $3,000,000 $2,895,492 $30,000 $6,000,000 $38,000 $2,414,276 $36,008 $24,332 $2,000,000 $1,934,292 $1,724,307 $20,000 $3,267,850 $3,000,000 $34,000 $1,333,558 $1,000,000 $10,000 $617,268 $617,268 $- $30,000 $- $- 2008 2009 2010 Q1 2008 Q2 2008 Q3 2008 Q4 2008 Q1 2009 Q2 2009 Q3 2009 Q4 2009 Q1 2010 Q2 2010 Q3 2010 Q4 2010 Total Major Projects Revenue excl Other Revenue Major Projects Revenue excl Other Revenue per Box Total Major Projects Revenue excl Other Revenue Major Projects Revenue excl Other Revenue per Box 72

APPENDIX Boxes Sold by Market Volume in the Company’s markets in 2010 is projected to be mixed from 2008 levels. — Annual boxes to Traditional Builders are projected to be down 53.6% from 1,727 to 802. — Annual Major Projects boxes are projected to be up 406.8% from 73 to 370. - Annual Military boxes are projected to be down 84.4% from 1,054 to 164. The Company’s Q4 2010 volume by market is also projected to be mixed relative to Q2 2010. — Traditional Builders boxes are projected to be down 47.6% from 273 to 143. — Major Projects boxes are projected to be up 34.4% from 119 to 160. Annual Boxes Sold by Market Quarterly Boxes Sold by Market 2008 — 2010 Q1 2008 — Q4 2010 3,500 1,000 947 3,000 900 2,880 800 769 2,500 731 700 2,000 600 1,727 500 461 476 470 1,500 433 1,336 410 386 392 1,184 400 375 1,054 347 341 983 316 300 303 1,000 300 294 277 273 265 802 231 243 236 210 216 500 200 164 160 370 132 121 119 143 170 164 100 56 73 16 30 43 38 35 - 16 2008 2009 2010 — Q1 2008 Q2 2008 Q3 2008 Q4 2008 Q1 2009 Q2 2009 Q3 2009 Q4 2009 Q1 2010 Q2 2010 Q3 2010 Q4 2010 Traditional Builders Major Projects Military Total Traditional Builders Major Projects Military Total 73

APPENDIX Net Other Income Net other income as a percentage of net revenue has steadily declined since 2008 and includes the following: — Parts and service; — Delivery income from the pass-through of outside carrier costs; — Finishing income; — Setting income; and — Discounts and incentives offered to customers The decline is largely due to the size of the Ft. Carson project in 2008 and the number of boxes requiring delivery vs. 2009 and 2010. Annual Net Other Income and % of Net Revenue 2008 -2010 $10,000,000 $9,064,395 $8,000,000 7.7% $6,000,000 4.8% $4,000,000 3.2% 10.0% 8.0% 6.0% 4.0% Quarterly Net Other Income and % of Net Revenue Q1 2008 — Q4 2010 $4,000,000 12.0% $3,617,021 9.5% 8.4% $3,000,000 8.0% 7.6% 6.6% 6.8% $2,587,980 $2,338,783 $2,000,000 4.2% 4.1% 4.0% 3.6% 2.9% 3.0% 2.0% $983,911 $964,284 0.9% $2,270,212 $1,000,000 0.0% $2,000,000 $1,769,672 2.0% $520,611 $497,903 $427,523 $360,875 $425,402 $252,648 $127,338 $- 0.0% $- (4.0%) 2008 2009 2010 Q1 2008 Q2 2008 Q3 2008 Q4 2008 Q1 2009 Q2 2009 Q3 2009 Q4 2009 Q1 2010 Q2 2010 Q3 2010 Q4 2010 Net Other Income — $ Net Other Income as % of Net Revenue Net Other Income — $ Net Other Income as % of Net Revenue 74

APPENDIX Variable Cost per Box The Company has seen its variable cost per box increase in recent years. — 2010 variable cost per box is projected to be $34,015, up 15.6% and 2.7% from 2008 and 2009, respectively. — During Q4 2010, variable cost per box is projected to be $33,791, a 11.1% increase over Q2 2010. Materials, direct labor and variable overhead comprise the largest portions of the Company’s variable costs. — Materials cost per box has historically run at $15,000 to $17,000, with moderate fluctuations, since 2008. In Q4 2010, materials cost per box are forecasted to be $18,788, a 22.5% increase over Q2 2010. — Direct labor cost per box is projected to increase 56.8% from $6,177 in 2008 to $9,689 in 2010. — Variable overhead per box, including warranty expense, is projected to increase 39.8% from $3,205 in 2008 to $4,480 in 2010. Further analysis of variable cost is required, as some changes may be warranted due to project specifics and product mix. Annual Variable Cost per Box 2008 — 2010 $40,000 $35,000 $30,000 $29,421 $25,000 $20,000 $15,938 $16,531 $15,000 $34,015 $33,115 $16,736 Quarterly Variable Cost per Box Q1 2008 — Q4 2010 $50,000 $40,238 $40,000 $33,913 $32,648 $30,238 $30,069 $30,000 $29,262 $27,025 $20,000 $17,439 $16,119 $16,439 $16,717 $15,813 $16,392 $37,445 $35,261 $33,791 $30,773 $30,479 $18,788 $17,693 $10,000 $6,177 $5,000 $3,205 $- 2008 Variable Material Variable Direct Labor $9,689 $8,405 $4,480 $3,599 2009 2010 Variable Overhead Total Variable Expense $15,581 $15,328 $12,967 $10,000 $8,289 $5,483 $5,689 $6,290 $5,760 $5,578 $3,180 $3,185 $1,818 $- Q1 2008 Q2 2008 Q3 2008 Q4 2008 Q1 2009 Variable Material Variable Direct Labor $15,332 $15,411 $10,010 $10,811 $8,585 $8,895 $9,268 $6,650 $7,018 $4,765 $5,122 $5,207 $4,717 $2,698 $3,183 $1,944 Q2 2009 Q3 2009 Q4 2009 Q1 2010 Q2 2010 Q3 2010 Q4 2010 Variable Overhead Total Variable Expense 75

APPENDIX Variable Overhead Cost — Total & per Box Total variable overhead cost has declined as volumes have come down from 2008 highs, but has increased since 2009. Variable overhead cost per box in 2010 is projected to be up 39.8% and 24.5% vs. 2008 and 2009, respectively. A considerable portion of variable overhead cost is warranty expense. As illustrated on the following page, warranty expense per box is projected to be $2,295 in 2010, up 78.0% from 2008. - In Q4 2010, warranty expense per box is projected to be $2,700 vs. $1,878 in Q2 2010, a 43.7% increase. Variable overhead cost excluding warranty expense is projected to be $2,185 per box during 2010, up 2.3% from 2009. — From Q2 2010 to Q4 2010, variable overhead cost excluding warranty expense is projected to increase 54.5% from $1,305 to $2,016. This is due mainly to a workers’ compensation adjustment in Q2 (credit) that does not repeat in Q4. Annual Variable Overhead Cost — Total & per Box 2008 -2010 $10,000,000 $9,231,667 $4,480 $8,000,000 $3,599 $3,205 $6,000,000 $5,985,644 $4,261,140 $5,000 $4,000 $3,000 Quarterly Variable Overhead Cost — Total & per Box Q1 2008 — Q4 2010 $6,000,000 $6,000 $5,760 $5,578 $5,122 $5,207 $5,000,000 $4,765 $5,000 $4,717 $4,000,000 $4,000 $3,180 $3,185 $3,000,000 $3,183 $3,000 $3,011,386 $2,493,873 $4,000,000 $2,000,000 $- 2008 Total Cost of Variable Overhead 2009 2010 Variable Overhead Cost per Box $2,328,101 $2,000 $2,000,000 $1,818 $1,398,307 $1,000 $1,000,000 $- $- Q1 2008 Q2 2008 Q3 2008 Q4 2008 Total Cost of Variable Overhead $2,698 $1,746,582 $2,000 $1,505,708 $1,944 $1,562,236 $1,429,164 $1,204,948 $1,247,661 $1,011,912 $1,000 $538,572 $- Q1 2009 Q2 2009 Q3 2009 Q4 2009 Q1 2010 Q2 2010 Q3 2010 Q4 2010 Variable Overhead Cost per Box 76

APPENDIX Impact of Warranty Expense on Variable Overhead Cost Annual Warranty Expense — Total & per Box Quarterly Warranty Expense — Total & per Box 2008 — 2010 Q1 2008 — Q4 2010 $4,000,000 $2,500 $1,600,000 $4,000 $3,711,810 $2,295 $3,616 $2,300 $1,400,000 $3,500 $1,324,037 $3,066,534 $2,100 $3,058 $3,000,000 $1,200,000 $3,000 $1,900 $2,700 $1,000,000 $2,469 $2,500 $1,700 $909,106 $2,234 $1,463 $841,959 $818,240 $2,000,000 $1,500 $800,000 $748,781 $780,983 $1,878 $2,000 $1,731,969 $729,886 $1,684 $736,020 $670,315 $1,289 $1,300 $600,000 $532,098 $1,500 $1,182 $1,100 $1,267 $1,000,000 $400,000 $791 $998 $351,097 $1,000 $900 $700 $200,000 $500 $67,791 $- $500 $- $181 $- 2008 2009 2010 Q1 2008 Q2 2008 Q3 2008 Q4 2008 Q1 2009 Q2 2009 Q3 2009 Q4 2009 Q1 2010 Q2 2010 Q3 2010 Q4 2010 Total Warranty Expense Warranty Expense per Box Total Warranty Expense Warranty Expense per Box Ann. Var. Overhead ex. Warranty — Total & per Box Qtr. Var. Overhead ex. Warranty — Total & per Box 2008 — 2010 Q1 2008 — Q4 2010 $6,000,000 $2,300 $2,400,000 $4,000 $2,262,605 $5,519,857 $2,200 $2,000,000 $2,185 $3,081 $3,200 $5,000,000 $2,136 $2,973 $1,598,215 $2,702 $2,653 $2,100 $1,600,000 $2,518 $2,389 $2,400 $2,186 $4,000,000 $2,000 $1,200,000 $1,169,836 $1,963 $2,016 $944,121 $973,610 $904,623 $891,921 $1,600 $1,917 $1,900 $800,000 $1,305 $3,000,000 $2,919,110 $610,924 $489,201 $511,641 $423,965 $800 $2,529,171 $1,800 $400,000 $636 $677 $187,475 $2,000,000 $1,700 $- $- 2008 2009 2010 Q1 2008 Q2 2008 Q3 2008 Q4 2008 Q1 2009 Q2 2009 Q3 2009 Q4 2009 Q1 2010 Q2 2010 Q3 2010 Q4 2010 Total Variable Overhead excluding Warranty Expense Variable Overhead excluding Warranty Expense per Box Total Variable Overhead excluding Warranty Expense Variable Overhead excluding Warranty Expense per Box 77

APPENDIX Variable Delivery Cost — Total & per Box 2010 total variable delivery cost is projected to decline 75.8% from 2008 levels as volumes have declined. Variable delivery cost per box is projected to decline 47.9% over this same time period. During Q4 2010, variable delivery cost per box is projected to be $813, representing a 48.2% decline from Q2 2010, when variable delivery cost per box was $1,571. The following page displays two of the more significant types of variable delivery costs: — Outside carrier freight cost — on a per box basis, is projected to decline to $707 in 2010, down 61.7% and 38.0% from 2008 and 2009, respectively. In Q4 2010, no outside freight cost is projected (vs. $213 per box in Q2 2010). — Crane rental cost - on a per box basis, is projected to decline substantially to $95 in 2010 from levels seen in 2008 and 2009 (~$430). During Q4 2010, crane rental cost is projected to increase 27.9% over Q2 2010 ($142 vs. $111). Per management, the Company does not assume responsibility for engaging cranes as often in prior periods. Annual Variable Delivery Cost — Total & per Box 2008 -2010 $3,468 Quarterly Variable Delivery Cost — Total & per Box Q1 2008 — Q4 2010 $3,956 $14,000,000 $12,000,000 $9,988,366 $10,000,000 $8,000,000 $6,000,000 $4,000,000 $2,000,000 $- 2008 Total Variable Delivery Cost $2,818 $1,806 $3,336,570 $2,413,441 2009 2010 Variable Delivery Cost per Box $3,500 $4,000,000 $3,500,000 $3,000 $3,457 $3,000,000 $2,500 $2,658,683 $2,500,000 $2,000 $2,000,000 $1,500 $1,500,000 $1,000 $1,000,000 $500 $500,000 $- $- Q1 2008 $3,746,293 $3,477 $3,203 $2,712 $2,541,322 $2,407 $1,201,039 $1,042,068 $585,741 Q2 2008 Q3 2008 Q4 2008 Q1 2009 Q2 2009 Total Variable Delivery Cost $4,000 $3,500 $3,059 $3,000 $2,644 $2,578 $2,500 $2,000 $1,693 $1,571 $1,500 $1,043,143 $835,617 $1,000 $714,173 $615,968 $813 $507,904 $500 $246,426 $- Q3 2009 Q4 2009 Q1 2010 Q2 2010 Q3 2010 Q4 2010 Variable Delivery Cost per Box 78

APPENDIX Outside Carrier Freight and Crane Rental Cost — Total & per Box Annual Outside Carrier Cost — Total & per Box 2008 — 2010 $6,000,000 $2,500 $5,315,621 $4,500,000 $2,000 $1,846 $3,000,000 $1,500 $1,140 $1,500,000 $1,350,077 $1,000 $945,046 $707 $- $500 2008 2009 2010 Total Outside Carrier Freight Cost Outside Carrier Freight Cost per Box Annual Crane Rental Cost - Total & per Box 2008 — 2010 $1,500,000 $500 $431 $434 $1,241,385 $1,200,000 $400 $900,000 $300 $600,000 $200 $513,595 $300,000 $95 $100 $126,298 $- $- 2008 2009 2010 Total Crane Rental Cost Crane Rental Cost per Box Quarterly Outside Carrier Cost — Total & per Box Q1 2008 — Q4 2010 $2,500,000 $2,399,066 $3,000 $2,533 $2,000,000 $2,284 $2,400 $2,006 $1,871 $1,500,000 $1,542,528 $1,647 $1,800 $1,204,265 $1,000,000 $1,200 $778,716 $701,642 $1,047 $762 $500,000 $613 $600 $392 $290,076 $276 $169,762 $164,629 $193,730 $213 $83,512 $82,818 $- $- Q1 2008 Q2 2008 Q3 2008 Q4 2008 Q1 2009 Q2 2009 Q3 2009 Q4 2009 Q1 2010 Q2 2010 Q3 2010 Q4 2010 Total Outside Carrier Freight Cost Outside Carrier Freight Cost per Box Quarterly Crane Rental Cost — Total & per Box Q1 2008 — Q4 2010 $700,000 $693 $700 $614 $600,000 $600 $536 $500,000 $500 $458 $400,000 $391,772 $400 $345 $348 $324 $290 $326,515 $299,916 $300,000 $300 $223,182 $200,000 $194,114 $200 $130,622 $142 $111 $100,000 $98,975 $89,884 $78 $100 $47 $43,620 $23,526 $42,966 $16,186 $- $- Q1 2008 Q2 2008 Q3 2008 Q4 2008 Q1 2009 Q2 2009 Q3 2009 Q4 2009 Q1 2010 Q2 2010 Q3 2010 Q4 2010 Total Crane Rental Cost Crane Rental Cost per Box 79

APPENDIX Impact of Outside Freight & Crane Cost on Variable Delivery Cost Excluding outside carrier freight cost and crane rental cost, variable delivery cost per box declines are not as significant. — 2010 is projected to have $1,005 per box cost vs. $1,191 and $1,244 in 2008 and 2009, respectively. This represents declines of 15.6% and 19.2% over the same time periods. — 2008 and 2009 saw a higher percentage of total variable delivery cost from outside carrier freight cost and crane rental. — Fluctuations are largely due to whether the Company assumes responsibility for delivery and cranes for a given project. During Q4 2010, variable delivery cost excluding outside carrier freight cost and crane rental cost is projected to be $671, a 46.1% decrease from Q2 2010 per box cost of $1,247. — Setting wages — $183 per box. — Contract labor — $253 per box. Annual Variable Delivery Cost ex. Freight & Crane Quarterly Variable Delivery Cost ex. Freight & Crane 2008 — 2010 Q1 2008 — Q4 2010 $4,000,000 $1,300 $1,500,000 $1,600 $1,491 $1,417 $3,431,360 $1,244 $1,339 $1,400 $1,293 $1,322 $1,200,000 $1,207 $1,247 $3,000,000 $1,191 $1,200 $1,161 $1,200 $1,020,712 $1,078 $945,285 $892,973 $1,000 $900,000 $983 $2,000,000 $1,100 $800 $728 $1,472,898 $600,000 $572,390 $671 $1,342,097 $488,836 $600 $447,773 $368,775 $401,560 $1,000,000 $1,005 $1,000 $322,137 $334,213 $400 $300,000 $248,241 $203,460 $200 $- $900 $- $- 2008 2009 2010 Q1 2008 Q2 2008 Q3 2008 Q4 2008 Q1 2009 Q2 2009 Q3 2009 Q4 2009 Q1 2010 Q2 2010 Q3 2010 Q4 2010 Total Delivery Expense excluding Outside Carrier Freight Cost and Crane Rental Cost Total Delivery Expense excluding Outside Carrier Freight Cost and Crane Rental Cost Delivery Expense excluding Outside Carrier Freight Cost and Crane Rental Cost per Box Delivery Expense excluding Outside Carrier Freight Cost and Crane Rental Cost per Box 80

APPENDIX Variable Other & Selling Cost — Total & per Box Variable other and selling cost increased from 2008 to 2009 and is projected to decline from 2009 to 2010. — Total variable other and selling cost is projected to be down 4.4% from 2008 to 2010 ($1.8mm to $1.7mm). On a per box basis, variable other and selling cost is projected to be up 106.2% from 2008 to 2010 ($632 to $1,303). A large portion of variable other and selling cost is explained by an accounting adjustment to finished goods inventory. — At the end of each month, a physical count of inventory is taken and an accounting entry is made to adjust the balance sheet amount of inventory. This results in either a credit or debit to the Company’s monthly P&L. Actuals are broken out by material, labor and overhead. The forecast is not broken out, it is classified in “other”. Annual Var. Other & Selling Cost — Total & / Box Quarterly Var. Other & Selling Cost — Total & / Box 2008 - 2010 Q1 2008 — Q4 2010 $2,500,000 $2,000 $2,000,000 $8,000 $1,761 $1,537,053 $2,300,000 $1,700 $1,500,000 $6,000 $5,124 $2,100,000 $2,085,555 $1,400 $1,000,000 $4,000 $786,730 $1,303 $665,646 $2,840 $618,703 $526,442 $2,106 $1,900,000 $1,100 $500,000 $441,031 $2,000 $374,655 $1,541 $1,821,410 $301,610 $300,338 $846 $865 $332,841 $685 $167,946 $1,125 $1,740,826 $318 $801 $493 $1,700,000 $800 $- $- $632 $(1,337) $(405,204) $1,500,000 $500 $(500,000) $(2,000) 2008 2009 2010 Q1 2008 Q2 2008 Q3 2008 Q4 2008 Q1 2009 Q2 2009 Q3 2009 Q4 2009 Q1 2010 Q2 2010 Q3 2010 Q4 2010 Total Variable Other & Selling Costs Variable Other & Selling Costs per Box Total Variable Other & Selling Costs Variable Other & Selling Costs per Box 81

APPENDIX Fixed Overhead Cost Fixed overhead cost is projected to decline 55.2% in 2010 from 2008 levels. — 38.3% decline from 2008 to 2009. 27.5% projected decline from 2009 to 2010. The majority of the decline was due to decreases in salaries and benefits. — During 2008, fixed salaries and benefits totaled $6.5mm. — In 2009, fixed salaries and benefits declined 35.1% to $4.2mm. — In 2010, fixed salaries and benefits are projected to decline another 38.0% to $2.6mm. In Q4 2010, fixed overhead cost is projected to decline 31.5% from Q2 2010. This includes a $376k benefit from the shutdown of plants in Indiana and Colorado. — The Q4 2010 projected increase in fixed overhead cost vs. Q3 2010 is the result of a fire and general liability credit of $460k in Q3 that does not repeat in Q4. Annual Fixed Overhead Cost Quarterly Fixed Overhead Cost & Q-o-Q % Change 2008 — 2010 Q1 2008 — Q4 2010 297.9% $12,000,000 $4,000,000 300.0% $11,120,153 $3,394,660 $9,000,000 $3,000,000 $2,947,048 200.0% $2,426,205 $2,476,223 $6,864,770 $2,352,240 $2,085,620 $6,000,000 $2,000,000 $1,962,642 100.0% $4,976,566 $1,690,229 49.7% 25.3% $1,354,139 2.1% 6.3% 24.8% $3,000,000 $1,000,000 (17.7%) (20.7%) $1,158,538 0.0% (30.7%) $773,661 $340,285 (54.2%) (83.7%) $- $- (100.0%) 2008 2009 2010 Q1 2008 Q2 2008 Q3 2008 Q4 2008 Q1 2009 Q2 2009 Q3 2009 Q4 2009 Q1 2010 Q2 2010 Q3 2010 Q4 2010 Fixed Cost of Overhead Fixed Cost of Overhead QoQ % Chg - Fixed Cost of Overhead 82

APPENDIX Fixed Delivery Cost Fixed delivery cost declined 46.0% during 2009 and is projected to increase 21.1% in 2010. The majority of the increase in 2010 is due to the additional delivery cost associated with current and projected plant closures in Colorado & Indiana. — The Company will undertake additional delivery cost from delivering Colorado & Indiana orders from Iowa or Virginia. As a result of the plant closures, delivery cost in Q4 2010 is projected to increase 179.3% over Q2 2010. Annual Fixed Delivery Cost Quarterly Fixed Delivery Cost and Q-o-Q % Change 2008 — 2010 Q1 2008 — Q4 2010 $2,500,000 $700,000 100.0% 87.6% $639,160 $2,165,270 $600,000 $576,665 75.0% $2,000,000 $550,984 $523,505 $500,000 50.0% $451,621 48.9% $1,500,000 $1,415,205 $400,000 $387,168 25.0% 15.9% $357,247 $1,168,539 5.2% 6.1% $291,715 $300,000 $288,804 0.0% $1,000,000 1.0% $244,938 (19.2%) $230,773 (15.7%) $206,434 $200,000 (20.9%) (25.0%) (29.3%) $500,000 (35.2%) $100,000 (50.0%) $- $- (75.0%) 2008 2009 2010 Q1 2008 Q2 2008 Q3 2008 Q4 2008 Q1 2009 Q2 2009 Q3 2009 Q4 2009 Q1 2010 Q2 2010 Q3 2010 Q4 2010 Fixed Cost of Delivery Fixed Cost of Delivery QoQ % Chg — Fixed Cost of Delivery 83

APPENDIX Fixed Selling Cost Fixed selling cost followed a pattern similar to fixed delivery cost, declining 50.4% during 2009 and projecting a 25.4% increase in 2010. The projected increase in 2009 to 2010 is driven mostly by increased sales promotion costs of $650k. - These include: (i) reversals of accruals for co-op advertising and Builder trips in 2009 that do not repeat in 2010 ($377k), (ii) Pridon marketing costs ($130k), (iii) higher advertising cost (i.e. USA Today ad) and (iv) an increase in Zubi and other contract labor ($63k). A quarterly view of 2010 illustrates the further decline of the Company’s fixed selling cost. — From Q2 2010 to Q4 2010, the Company is projected to decline its fixed selling cost by 15.7%. Annual Fixed Selling Cost 2008 -2010 $7,000,000 $6,330,014 $6,000,000 $5,000,000 $4,000,000 $3,000,000 $3,940,322 $3,141,986 Quarterly Fixed Selling Cost and Q-o-Q % Change Q1 2008 — Q4 2010 $2,000,000 80.0% 68.7% $1,798,542 $1,750,000 60.0% $1,624,773 $1,500,000 $1,492,982 40.0% $1,413,717 20.6% $1,250,000 20.0% 8.8% 10.7% $1,047,334 4.1% $1,028,583 $1,000,000 $981,172 6.7% 0.0% $883,893 $920,361 (1.8%) $883,233 (11.6%) $813,784 (14.1%) $750,000 (21.4%) (20.0%) $2,000,000 $523,948 $500,000 (40.0%) $1,000,000 $250,000 (60.0%) (62.9%) $- $- (80.0%) 2008 2009 2010 Q1 2008 Q2 2008 Q3 2008 Q4 2008 Q1 2009 Q2 2009 Q3 2009 Q4 2009 Q1 2010 Q2 2010 Q3 2010 Q4 2010 Fixed Selling Cost Fixed Selling Cost QoQ % Chg — Fixed Selling Cost 84

APPENDIX Fixed Administrative Cost Fixed administrative cost is projected to decline 51.8% in 2010 from 2008 levels. — 42.5% decline from 2008 to 2009. 16.1% projected decline from 2009 to 2010. Reductions in salaries & benefits, as well as reductions in bad debt expense, are driving the decline in fixed administrative cost. Fixed administrative cost in Q4 2010 is projected to decrease 15.9% relative to Q2 2010. Annual Fixed Admin Cost 2008 -2010 $7,000,000 $6,332,980 $6,000,000 $5,000,000 $4,000,000 $3,000,000 $2,000,000 $3,642,960 $3,055,024 Quarterly Fixed Admin Cost and Q-o-Q % Change Q1 2008 — Q4 2010 $2,000,000 60.0% 47.3% $1,776,566 $1,750,000 $1,717,599 45.0% $1,632,876 $1,500,000 25.6% 30.0% 16.3% $1,250,000 $1,205,939 15.0% 0.9% $1,055,577 2.6% $1,000,000 0.0% $899,324 $907,249 $883,570 (3.3%) (9.9%) $780,810 $743,438 $750,000 $703,553 $724,463 (15.0%) (18.0%) (26.0%) $500,000 (26.1%) (30.0%) $1,000,000 $250,000 (45.0%) (47.6%) $- $- (60.0%) 2008 2009 2010 Q1 2008 Q2 2008 Q3 2008 Q4 2008 Q1 2009 Q2 2009 Q3 2009 Q4 2009 Q1 2010 Q2 2010 Q3 2010 Q4 2010 Fixed Administrative Cost Fixed Administrative Cost QoQ % Chg — Fixed Admin Cost 85